                                                                    Exhibit 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


     - - - - - - - - - - - - - - - - - x
                                       :          Chapter 11
                   In re               :
                                       :    Case Nos. 98-1596 (PJW)
       FPA MEDICAL MANAGEMENT, INC.,   :     through 98-1685 (PJW)
                  ET AL.,              :
                                       :     Jointly Administered
                 Debtors.              :
                                       :
     - - - - - - - - - - - - - - - - - x


                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
               OF REORGANIZATION OF FPA MEDICAL MANAGEMENT, INC.
                      AND ITS SUBSIDIARIES AND AFFILIATES




                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                              333 West Wacker Drive
                          Chicago, Illinois 60606-1285
                                    Attn: John Wm. Butler, Jr.
                                          J. Eric Ivester
                                          J. Gregory St. Clair

                                     - and -

                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                One Rodney Square
                           Wilmington, Delaware 19899
                                    Attn: Gregg M. Galardi

                   ATTORNEYS FOR FPA MEDICAL MANAGEMENT, INC.
                      AND ITS SUBSIDIARIES AND AFFILIATES,
                        DEBTORS AND DEBTORS-IN-POSSESSION


                    Dated:       September 30, 1998
                                 Wilmington, Delaware


              THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION
                OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE
               SOLICITED UNTIL THIS DISCLOSURE STATEMENT HAS BEEN
                        APPROVED BY THE BANKRUPTCY COURT.

                                   DISCLAIMER

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION OF FPA MEDICAL MANAGEMENT, INC. AND ITS SUBSIDIARIES AND AFFILIATES (THE "PLAN") AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETIES BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETIES BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF FPA MEDICAL MANAGEMENT, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, FPA MEDICAL MANAGEMENT, INC. OR


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
         ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.

                                 SUMMARY OF PLAN

         The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Appendix A.

A. BUSINESS OVERVIEW

         FPA Medical Management, Inc. ("FPA") is a national physician practice management company founded in 1986. FPA and those of its Subsidiaries and Affiliates who are also debtors and debtors-in-possession in the above-referenced bankruptcy cases (collectively, the "Debtors") provide primary and specialty care services to managed care enrollees and fee-for-service patients. Through the Sterling Group, the Debtors also provide physician management services to hospital emergency departments, urgent care, radiology and correctional facilities on a fee-for-service basis.

         Beginning in 1994, the Debtors commenced a strategy of aggressive growth through acquisition. From 1994 through the Petition Date, the Debtors consummated more than 50 acquisitions of physician practices and physician practice management companies in the primary care and emergency department sectors. Gross Operating Revenue during this period grew from $136,690,000 in 1994 to $1,166,340,000 for the fiscal year ended December 31, 1997. As of March 31, 1998, the Debtors were affiliated with approximately 7,900 primary care physicians who provided services to approximately 1.4 million enrollees of 61 different payors in 29 states (including the District of Columbia).

         The Debtors' rapid expansion created extensive pressures on their liquidity and management resources. Difficulties integrating the Debtors' acquisitions resulted in lower than projected synergies among, and profitability of, the Debtors' business units, greater than anticipated working capital requirements and increasing demands on management to resolve operating problems independent of the core business of managing medical and administrative costs. Further, increasing cost containment pressures exerted by public and private health care organizations throughout the United States resulted in the Debtors achieving lower net recoveries of health care costs than projected, which negatively affected profitability.


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
As a result of the Debtors' financial performance and notwithstanding the additional bank financing obtained by the Debtors, the Debtors' liquidity deteriorated precipitously in July, 1998, in part, as a result of the Debtors' payors withholding monthly capitation payments, and on July 19, 1998 and various dates thereafter through August 7, 1998, the Debtors sought protection under chapter 11 of the Bankruptcy Code.

         During the weeks immediately prior to and since commencing the Chapter 11 Cases, the Debtors have obtained additional bank financing and sold certain non-core businesses and investments to meet their near term liquidity needs, exited selected markets, restructured their continuing core businesses around a medical service organization ("MSO") model and commenced renegotiation of certain of their principal payor agreements.

         The Debtors believe that, by eliminating business operations in certain unprofitable markets and adopting the more focused medical clinic or MSO business model, the Debtors will emerge from chapter 11 as an efficient and profitable enterprise, better able to serve the needs of payors, medical providers and, most importantly, the thousands of Americans whose medical care is entrusted with the Debtors.

B.       TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

         The Plan constitutes a separate plan of reorganization for each of the Debtors. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for each of the Debtors.

         Under the Plan, Claims against and Interests in the Debtors are divided into Classes. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims will receive payment in full in Cash either on the Effective Date, as such Claims are liquidated, in installments over time (as permitted by the Bankruptcy Code), or as agreed with the holders of such Claims. The DIP Facility Claims are included as Administrative Claims and will be paid or otherwise satisfied in full with the consent of the holders of such Claims on the Effective Date. All other Claims and Interests are classified into seven (7) Classes and will receive the distributions and recoveries (if any) described in the following table.

         The table summarizes the classification and treatment of the principal prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail under Section VII.B of this Disclosure Statement entitled "Classification and Treatment of Claims and Interests." Estimated Claim amounts in Classes 1 through 5 are based upon the Debtors' books and records and the proofs of claim filed in the Chapter 11 Cases and represent an aggregate for a particular class for each Debtor. There can be no assurance that the amounts estimated in the table are correct and the actual allowed amount of Claims may be significantly different from the estimates.



CLASS DESCRIPTION                       TREATMENT UNDER PLAN

CLASS 1 -OTHER PRIORITY                 On the Effective Date, or as soon as
         CLAIMS                         practicable thereafter, each holder of
                                        an Allowed Class 1 Other Priority Claim
Estimated Allowed Amount                shall receive, in full satisfaction,
for all Debtors:                        settlement, release, and discharge of
$                                       and in exchange for such Allowed Class 1
                                        Other Priority Claim, (a) Cash equal to
                                        the amount of such Allowed Class 1 Other
                                        Priority Claim, or (b) such other
                                        treatment as to which the Debtors and
                                        such holder shall have agreed upon in
                                        writing. Class 1 Claims are not
                                        Impaired.

CLASS DESCRIPTION                       TREATMENT UNDER PLAN



CLASS 2 -PREPETITION CREDIT             As the indubitable equivalent of their
         FACILITY CLAIMS                Secured Claims against the Debtors, on
                                        the Effective Date, or as soon as
Estimated Allowed Amount                practicable thereafter, each holder of
for all Debtors:                        an Allowed Class 2 Prepetition Credit
$                                       Facility Claim shall receive, in full
                                        satisfaction, settlement, release and
                                        discharge of and in exchange for such
                                        Class 2 Prepetition Credit Facility
                                        Claim, such holder's Pro Rata share of
                                        the New Common Stock to be issued in
                                        connection with the Plan as contemplated in Section 7.7 of the Plan. In lieu of a conversion from debt to equity of the Prepetition Lenders' entire debt claims, the Debtors are evaluating their projected financial condition subsequent to emergence from these reorganization proceedings and reserve the right to alter the proposed distribution to the Prepetition Lenders to include a combination of debt and equity depending upon whether the Reorganized Debtors' post-Effective Date cash flows will be sufficient, in the Debtors' business judgment, to permit the Reorganized
                                        Debtors to service such additional debt
                                        obligations. Class 2 Claims are
                                        Impaired.

CLASS 3 -MISCELLANEOUS                  The legal, equitable and contractual
         SECURED CLAIMS                 rights of holders of Allowed
                                        Miscellaneous Secured Claims shall be
Estimated Allowed Amount                Reinstated. The Debtors' failure to
for all Debtors:                        object to such Claims in the Chapter 11
$                                       Cases shall be without prejudice to the
                                        Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder thereof. Notwithstanding section
                                        1141(c) or any other provision of the
                                        Bankruptcy Code, all prepetition liens
                                        on property of the Debtors held by or on behalf of the holders of Claims in this Class with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders until, as to each such holder, the Allowed Claims of such holder in this Class are paid in full. Class 3
                                        Claims are not Impaired.

CLASS DESCRIPTION                       TREATMENT UNDER PLAN




CLASS 4 -ADMINISTRATIVE                 On the Effective Date, or as soon as
         CONVENIENCE CLAIMS             practicable thereafter, each holder of
                                        an Allowed Class 4 Administrative
Estimated Allowed Amount                Convenience Claim shall receive, in
for all Debtors:                        full satisfaction, settlement, release
$                                       and discharge of and in exchange for
                                        such Class 4 Administrative Convenience
                                        Claim, Cash equal to (a) the amount of
                                        such Allowed Claim if such amount is
                                        less than or equal to $500, or (b) $500, if the amount of such Allowed Claim is greater than $500 and less than $1,000.
                                        Class 4 Claims are not Impaired.

CLASS 5 -GENERAL UNSECURED              On the Distribution Date, each holder of
         CLAIMS                         an Allowed Class 5 General Unsecured
                                        Claim shall receive, in full
Estimated Allowed Amount                satisfaction, settlement, release and
for all Debtors:                        discharge of and in exchange for such
$                                       Class 5 General Unsecured Claim, such
                                        holder's Pro Rata share of the Warrants
                                        in accordance with Section 7.4 of the
                                        Plan. Notwithstanding the inclusion of
                                        any deficiency Claim related to the
                                        Prepetition Credit Facility Claims in
                                        this Class, such holders shall not
                                        receive any distribution on account of
                                        such deficiency Claims. Class 5 Claims
                                        are Impaired.

CLASS 6 -SUBORDINATED                   The holders, if any, of Allowed Class 6
         SECURITIES CLAIMS              Subordinated Securities Claims will not
                                        receive any distribution under the Plan
                                        on account of such Claims. Class 6
                                        Claims are Impaired.

CLASS 7 -INTERESTS                      The holders of Interests will not
                                        receive any distribution of property
                                        under the Plan on account of their
                                        Interests and, on the Effective Date,
                                        the Interests shall be cancelled. Class
                                        7 Interests are Impaired.


C. IMPLEMENTATION OF THE PLAN

         The Plan contemplates that the Reorganized Debtors will enter into a [$_______ million] revolving credit and term loan facility (the "New Credit Facility") upon their emergence from Chapter 11. The Reorganized Debtors will use the proceeds of the New Credit Facility to make the Cash distributions required under the Plan and


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
to provide working capital for postpetition operation of the core businesses.

D.   RECOVERY ANALYSIS

         After careful review of the Debtors' current business operations, estimated recoveries in a liquidation scenario, and prospects as an ongoing business, the Debtors have concluded that the recovery to creditors will be maximized by the Debtors' continued operation as a going concern. The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. According to the liquidation and other analyses prepared by the Debtors with the assistance of their financial advisors, the value of the Debtors' Estates is considerably greater as a going concern than in a liquidation.

         Accordingly, the Debtors believe that the Plan provides the best recoveries possible for the holders of Claims against the Debtors and strongly recommend that you vote to accept the Plan.

                                TABLE OF CONTENTS

                                                                                                                  PAGE

I.       INTRODUCTION............................................................................................   1

II.      THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES..................................................   2
         A.       Definitions....................................................................................   2
         B.       Notice to Holders of Claims and Holders of Interests...........................................   2
         C.       Solicitation Package...........................................................................   3
         D.       Voting Procedures, Ballots and Voting Deadline.................................................   3
         E.       Confirmation Hearing and Deadline for Objections to
                  Confirmation...................................................................................   4

III.    HISTORY OF THE DEBTORS AND COMMENCEMENT OF THE CASES.....................................................   6
         A.       Overview of Prepetition Business Operations....................................................   6
         B.       Prepetition Acquisition Activities.............................................................  15
         C.       Legal Proceedings..............................................................................  18
         D.       Events Leading to the Debtors' Chapter 11 Filing...............................................  23
         E.       Need for Restructuring and Chapter 11 Relief...................................................  24
         F.       Development of a New Business Plan.............................................................  25

IV.      PREPETITION CAPITAL STRUCTURE OF THE DEBTORS............................................................  26
         A.       Liquidity and Capital Resources................................................................  26
         B.       The Prepetition Credit Facilities..............................................................  27
         C.       Debentures.....................................................................................  29

V.       CORPORATE STRUCTURE OF THE DEBTORS......................................................................  30
         A.       Current Corporate Structure....................................................................  30
         B.       Board of Directors of FPA......................................................................  30
         C.       Senior Officers of FPA.........................................................................  31

VI.      THE CHAPTER 11 CASES....................................................................................  33
         A.       Continuation of Business; Stay of Litigation...................................................  33
         B.       Significant Events During the Chapter 11 Cases.................................................  33
         C.       Summary of New Business Plan...................................................................  41

VII.    SUMMARY OF THE REORGANIZATION PLAN.......................................................................  45
         A.       Overall Structure of the Plan..................................................................  46
         B.       Classification and Treatment of Claims and Interests...........................................  47
         C.       Description of Securities To Be Issued in Connection
                  with the Plan..................................................................................  53
         D.       Registration Rights............................................................................  55
         E.       Post-Consummation Operations of the Debtors....................................................  56
         F.       Distributions Under the Plan...................................................................  59
         G.       Miscellaneous Matters..........................................................................  63


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

                                                                                                                PAGE

         H.       Preservation of Rights of Action...............................................................69
         I.       The Affiliated Bankruptcies....................................................................70

VIII. CERTAIN FACTORS TO BE CONSIDERED...........................................................................70
         A.       General Considerations.........................................................................71
         B.       Certain Bankruptcy Considerations..............................................................71
         C.       Inherent Uncertainty of Financial Projections..................................................71
         D.       Dividends......................................................................................72
         E.       Potential Dilution Caused by the Warrants and the
                  Senior Management Options......................................................................72
         F.       Access to Financing............................................................................72
         G.       Competition....................................................................................73

IX.      RESALE OF SECURITIES RECEIVED UNDER THE PLAN............................................................73

X.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.....................................................74
         A.       Federal Income Tax Consequences to the Debtors.................................................75
         B.       Federal Income Tax Consequences to Holders of Claims...........................................77

XI.      FEASIBILITY OF THE PLAN AND THE BEST
         INTERESTS OF CREDITORS..................................................................................80
         A.       Feasibility of the Plan........................................................................80
         B.       Acceptance of the Plan.........................................................................81
         C.       Best Interests of Holders of Claims............................................................82
         D.       Liquidation Analysis...........................................................................83
         E.       Valuation of the Reorganized Debtors...........................................................84
         F.       Application of the "Best Interests" of Creditors Test
                  to the Liquidation Analysis and the Valuation of the
                  Reorganized Debtors............................................................................87
         G.       Confirmation Without Acceptance of All Impaired
                  Classes:  The "Cramdown" Alternative...........................................................87
         H.       Conditions to Confirmation and/or Consummation.................................................88
         I.       Waiver of Conditions to Confirmation and/or
                  Consummation...................................................................................90
         J.       Retention of Jurisdiction......................................................................91

XII.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION
         OF THE PLAN.............................................................................................92
         A.       Continuation of the Chapter 11 Cases...........................................................92
         B.       Alternative Plans of Reorganization............................................................92
         C.       Liquidation under Chapter 7 or Chapter 11......................................................93

XIII. VOTING REQUIREMENTS........................................................................................94



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
                                                                                                                PAGE

         A.       Parties in Interest Entitled to Vote...........................................................96
         B.       Classes Impaired Under the Plan................................................................98

XIV.    CONCLUSION...............................................................................................98
         A.       Hearing on and Objections to Confirmation......................................................98
         B.       Recommendation.................................................................................99


                                   APPENDICES

Appendix  A -- Joint Plan of Reorganization of FPA Medical
               Management, Inc. and Its Subsidiaries and
               Affiliates

Appendix  B -- Charts Depicting Prepetition Corporate Structure
               of FPA, Its Subsidiaries and Affiliates Including the Professional Corporations

Appendix  C -- FPA's 10-K for Fiscal Year Ended December 31, 1997 and 10-Q for
               the Fiscal Quarter Ended March 31, 1998

Appendix  D -- Liquidation Analysis

Appendix  E -- Pro Forma Financial Projections

Appendix  F -- List of Combining Transactions

         DISCLOSURE STATEMENT WITH RESPECT TO PLAN OF REORGANIZATION OF FPA MEDICAL MANAGEMENT, INC. AND ITS SUBSIDIARIES AND AFFILIATES

                                I. INTRODUCTION

         FPA Medical Management, Inc. ("FPA") and those of its Subsidiaries and Affiliates who are also debtors and debtors-in-possession in the above-referenced bankruptcy cases (collectively, the "Debtors") submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Joint Plan of Reorganization of FPA Medical Management, Inc. and its Subsidiaries and Affiliates (collectively, the "Plan") proposed by the Debtors and filed with the United States Bankruptcy Court for the District of Delaware on September 30, 1998 a copy of which is annexed as Appendix A of this Disclosure Statement.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financing history, the need to seek chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Reorganized Debtors. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims in Impaired Classes must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE SECTION VII, "SUMMARY OF THE REORGANIZATION PLAN," AND SECTION VIII, "CERTAIN FACTORS TO BE CONSIDERED."

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE

STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.


         II. THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       DEFINITIONS

         Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

B.       NOTICE TO HOLDERS OF CLAIMS AND HOLDERS OF INTERESTS

         This Disclosure Statement is being transmitted to certain holders of Claims against, or Interests in, the Debtors. The purpose of this Disclosure Statement is to provide adequate information to enable the holders of Claims against the Debtors to make a reasonably informed decision with respect to the Plan prior to exercising your right to vote to accept or reject the Plan.

         On [___________], 1998, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against the Debtors to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

         ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETIES BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in Appendix E annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.       SOLICITATION PACKAGE

         Accompanying this Disclosure Statement are copies of (i) the Plan; (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"); and (iii) if you are the holder of Claim(s) entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

D.       VOTING PROCEDURES, BALLOTS AND VOTING DEADLINE

         After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. HOLDERS OF PREPETITION NOTES SHOULD REFER TO "SPECIAL NOTE FOR HOLDERS OF PREPETITION NOTES" IN SECTION XIII FOR FURTHER INFORMATION REGARDING VOTING PROCEDURES.

         Each Ballot has been coded specially to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the specially coded Ballot or Ballots sent to you with this Disclosure Statement.

         IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN [____________, 1998, AT _____ P.M.] (EST) (THE "VOTING DEADLINE") BY WR GRUBER & ASSOCIATES, P.O. BOX 757, LOVELAND, OHIO 45140-0757 (THE "VOTING AGENT"). DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

         If you have any questions about (i) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received,
(ii) the amount of your Claim, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                             WR Gruber & Associates
                              8520 East Kemper Road
                                     Suite 8
                             Cincinnati, Ohio 45249
                                 (513) 247-0050

         FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XIII, "VOTING REQUIREMENTS."

E.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO
         CONFIRMATION

         Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for Wednesday, December 9, 1998, at 10:00 a.m. (EST) before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge, at Marine Midland Plaza, 824 Market

Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are RECEIVED on or before [__________, 1998, at _____ p.m.] (EST) by:

                  Counsel for the Debtors

                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                           Chicago, Illinois  60606-1285
                           Attn: John Wm. Butler, Jr.
                                            J. Eric Ivester
                                            J. Gregory St. Clair

                                 - and -

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           Wilmington, Delaware  19899
                           Attn: Gregg M. Galardi

                  United States Trustee

                           The Office of the United States Trustee
                           601 Walnut Street
                           Curtis Center, Suite 950-W
                           Philadelphia, Pennsylvania  19106
                           Attn: Maria D. Giannirakis

                  Co-Counsel for the Creditors' Committee

                           Holleb & Coff
                           55 East Monroe
                           Chicago, Illinois  60603
                           Attn: Keith J. Shapiro

                           The Bayard Firm
                           919 Market Street, 16th Floor
                           P.O. Box 25130
                           Wilmington, Delaware  19899

                           Attn: Neil B. Glassman

                  Co-Counsel for the Prepetition Agent

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017-3914
                           Attn:    Lillian E. Kraemer
                                    Ken S. Ziman

                           Duane Morris & Heckscher
                           120 Market Street
                           Wilmington, Delaware  19899
                           Attn:    Teresa K.D. Currier

         THE SUBSTANTIVE TERMS OF THE PROPOSED PLAN ARE IN SUBSTANTIAL CONFORMITY WITH THE TERMS OF A PRENEGOTIATED PLAN OF REORGANIZATION NEGOTIATED WITH THE DEBTORS' PREPETITION BANK GROUP, ENDORSED BY THE DEBTORS' BOARD OF DIRECTORS ON JULY 18, 1998 AND FILED ON JULY 22, 1998 ON FORM 8-K WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, APPOINTED ON AUGUST 3, 1998 IN THE DEBTORS' JOINTLY ADMINISTERED CHAPTER 11 CASES, HAS INFORMED THE DEBTORS THAT IT DOES NOT SUPPORT THE PLAN AS PROPOSED AND NEGOTIATIONS ARE CONTINUING AMONG THE DEBTORS, THE PREPETITION AND DIP BANK GROUPS AND THE COMMITTEE IN ADVANCE OF THE DISCLOSURE STATEMENT HEARING.


         III. HISTORY OF THE DEBTORS AND COMMENCEMENT OF THE CASES

A.       OVERVIEW OF PREPETITION BUSINESS OPERATIONS

         FPA is a national physician practice management company. Founded in 1986 by five primary care physicians, FPA and certain of its Subsidiaries (defined below) manage primary care physician practice networks and provide contract management services to hospital-based emergency departments. Certain of the Debtors also provide primary and specialty care services to capitated managed care enrollees and fee-for-service patients.

         1. Core Business Philosophy

         Prior to the commencement of the Chapter 11 Cases, through their various entities, the Debtors sought to manage two primary points of entry into the managed health care delivery system--the primary care physician's office and the emergency department. The Debtors offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with health maintenance organizations ("HMOs") or other prepaid health insurance plans (collectively, the "Payors"). The Debtors enhance physician practice management operations by providing administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of integrated information systems.

         2. Summary of the Debtors' Prepetition Business Practices

         Prior to the commencement of the Chapter 11 Cases, the Debtors were in the business of providing primary and specialty care services to capitated managed care enrollees and fee-for-service patients. As of March 31, 1998, the Debtors were affiliated with approximately 7,900 primary care physicians (including emergency department physicians) who provided services to approximately 1,416,800 enrollees of 61 different Payors in 29 states (including the District of Columbia).

         FPA's relationships with its subsidiaries (the "Subsidiaries") and affiliated professional corporations (the "Professional Corporations"), other providers of medical services and Payors offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. The Debtors believe that their management model is appealing to physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.

         The Debtors manage and are financially responsible for all covered primary and specialty medical care for each enrollee who selects an affiliated physician as his or her primary care physician in exchange for monthly fixed or percent-of-premium payments ("professional capitation") pursuant to contracts with Payors. Certain physicians also provide services on a fee-for-service basis (as opposed to professional capitation). Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to pre-authorization guidelines and are provided through contracts based on discounted fee-for-service, per diem or professional capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost-effective health care. Certain of the Subsidiaries and Professional Corporations also accept financial responsibility for hospital and ancillary health care services in addition to primary and specialty medical care in return for payment from the Payors on a capitated or percent-of-premium basis ("global capitation"). Pursuant to global capitation arrangements, the Debtors, through their affiliated physicians, provide the majority of covered health care services to enrollees and contracts with hospitals and other health care providers for the balance of the covered services.

         Through the Sterling Group, the Debtors also provide physician management services pursuant to approximately 150 contracts to hospital emergency departments, urgent care, radiology and correctional facilities. The Debtors recruit physicians and contract for their services to provide staffing of hospital emergency departments and related facilities. The Sterling Group also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation, as well as billing and record-keeping.

         3. Physician Practice Management

         The Debtors historically have provided physician practice management services to affiliated physicians pursuant to long-term administrative services agreements (the "Administrative Services Agreements"). The Debtors' physician practice management revenue is derived primarily from Payor contracts that compensate certain of the Subsidiaries and Professional Corporations on a capitated basis and from the provision of fee-for-service medical services.

         Pursuant to Payor contracts, the Professional Corporations or Subsidiaries provide covered medical services (including, in certain instances, hospital and ancillary health care services) and receive capitation payments from Payors for each enrollee who selects a Debtor-affiliated physician as his or her primary care physician. Contracts with Payors generally provide for terms of one to thirty years and are subject to annual renegotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. See Section VI.B, "Significant Events During the Chapter 11 Cases," for a discussion of recent developments regarding the Payor contracts.

         Certain of the affiliated physicians who render services on a fee-for-service basis (as opposed to professional capitation) typically bill various Payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the health care services provided to their patients. Payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such Payors, was experimental or for other reasons.

         The Debtors, through certain of the Subsidiaries and the Professional Corporations, contract with a variety of providers, including primary and specialty care physicians, hospitals and other ancillary providers. Specialty care providers contract with a Professional Corporation or Subsidiary to provide medical services to enrollees and are compensated on a discounted fee-for-service or capitated basis. Hospital and affiliated medical facilities contract with a Professional Corporation or Subsidiary and Payors to provide both inpatient and outpatient services to enrollees on a fee-for-service, per diem or capitated basis, which are discounted from customary charges.

         Certain of the Debtors (sometimes, "MSO Debtors") provide certain services to the Professional Corporations pursuant to the Administrative Services Agreements. These services are as follows:

         a. Integrated Information Systems

         The Debtors developed and now maintain integrated information systems ("IS") in order to support their growth and acquisition plans. The IS consist of an on-line database that provides inpatient and outpatient utilization statistics and patient encounter reporting and tracking. This data plays an integral role in the specialty care physician and hospital utilization review process by enabling the medical directors and utilization review nurses to monitor encounter data, case management decisions and patient outcomes. Further, the MSO Debtors use the IS to perform administrative functions, including insurance verification, payment of accounts payable, financial reporting and claims payment. The IS also include the customer service documentation system which assists the Debtors in resolving concerns enrollees may have and in evaluating patient and physician satisfaction. In addition, the

Debtors have developed IS specific to hospital and clinical management services. The IS collect data regarding patient flow utilization, physician efficiency and other data used by the Sterling Group and hospital clients. In particular, the Sterling Group uses the data to develop emergency room staffing patterns.

         b. Claims Administration and Billing Services

         The MSO Debtors perform complete medical bill review and claims processing, invoicing and payment functions. This includes determining enrollee eligibility, identifying appropriate benefits, issuing payments to providers, processing hospital and outpatient facility charges for the payment of claims, invoicing fee-for-service visits and providing and analyzing encounter data.

         c. Utilization Management

         Debtor-affiliated physicians have established a utilization management program to help ensure the delivery of high quality, cost-effective health care. Utilization management encourages affiliated physicians to provide cost-effective, quality care by emphasizing preventive medicine and by eliminating unnecessary tests, procedures, surgeries, hospitalizations and specialty care physician referrals. Referrals to specialty care physicians and all hospital admissions, with the exception of emergencies, generally require prior approval by the utilization management committees of the various Professional Corporations or Subsidiaries. Each utilization management committee has established guidelines for routine referrals which can be authorized by the committee's staff. Following admission, a patient's status is monitored daily by a member of the utilization management committee, in conjunction with the admitting physician or in-house intensivist, to assure timely and appropriate hospital discharge. A member of the utilization management committee coordinates with hospital nurses for discharge planning and use of sub-acute alternatives to hospitalization. The Debtors have developed separate utilization management committees on a regional basis due to expansion into new geographic markets.

         d. Case Management

         Case management is a service administered by the various utilization management committees and is a clinical and administrative process by which health care services are identified, coordinated, implemented and evaluated on an ongoing basis for enrollees experiencing selected health problems, such as chronic disability, complex medical cases or problems requiring long-term care. Case management involves the coordination of a variety of services, including home nursing, home infusion and the provision of durable medical equipment. This approach ensures a continuum of quality care throughout the extended treatment period.


         e. Quality Assurance

         The Debtors maintain, as a service to both their physicians and Payors, a comprehensive quality assurance program designed to improve patient care. The quality assurance program incorporates peer review, patient satisfaction surveys, medical records audit, continuing medical staff development and regular continuing medical education seminars as required by accrediting organizations, state law and licensing requirements. Medical staff development includes the provision of training and support programs to encourage the team-oriented delivery of high quality, cost-effective medical care.

         f. Physician Credentialing and Recruitment

         As a service to Payors and the Professional Corporations, the MSO Debtors verify that the credentials of affiliated physicians meet the minimum requirements specified in Payor contracts. In addition, the MSO Debtors assist the Professional Corporations in the recruitment of highly competent physicians who share in the philosophy of prepaid managed health care. The recruitment process includes a lengthy series of interviews and reference checks incorporating a number of credentialing and competency assurance protocols. All of the affiliated physicians are licensed to practice medicine in the state where they provide medical services and are generally either board certified or board eligible.

         g. Succession Agreements

         In certain states in which the Debtors conduct or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. Through the succession agreements, the Debtors retain direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations whose operations the Debtors consolidate. Charts depicting the prepetition corporate structure of FPA and its Subsidiaries and Affiliates including the Professional Corporations are attached hereto as Appendix B.

         4. Emergency Department Management

         The Sterling Group provides management services to 143 hospital emergency departments, one radiology department, three urgent care clinics and three correctional institutional health facilities in 28 states pursuant to 151 contracts. The Sterling Group contracts with approximately 1,700 affiliated physicians who typically provide all necessary physician coverage for these services on a 24-hour per day basis to approximately 1.95 million patients annually.

         In this capacity, the Sterling Group regularly identifies and recruits physicians as candidates for admission to a client's medical staff and coordinates the ongoing scheduling of staff physicians, who provide clinical coverage primarily in the area of emergency medicine. The Sterling Group also provides on-site medical directors for the hospitals' emergency departments, who work directly with the hospital medical staff and administration in such areas as quality assurance, risk management and departmental accreditation.

         a.    Physician Contracts

         The Sterling Group contracts with physicians as independent contractors to provide services to hospital clients. The physicians are typically compensated on a flat rate based on the number of hours of coverage provided. Some physicians may receive additional compensation based upon departmental performance and their individual contribution to such performance. Affiliating with the Sterling Group for the provision of emergency department services offers physicians the opportunity to minimize their administrative burden and concentrate on the practice of medicine. As a provider of contract management services across a broad geographic spectrum, the Sterling Group can offer a physician substantial flexibility in terms of geographic location, type of facility and opportunities for relocation. The physician also tends to gain greater individual control over the number and scheduling of hours worked.

         b. Emergency Department Contracts

         The Sterling Group's services to hospitals are provided under fee-for-service and flat-rate contracts. Pursuant to the contracts, the hospitals authorize the Sterling Group and their contracted health care professionals to bill and collect the professional component of the charges for medical services rendered by the contracted health care professionals. The Sterling Group receives direct disbursements of the amounts collected and, depending on the magnitude of services provided to the hospital and Payor mix, may also receive a subsidy from the hospital client for the Sterling Group's services. Pursuant to such arrangements, the Sterling Group accepts responsibility for billing and collection and assumes the risks of changes in patient volume, Payor mix and third-party reimbursement rates, delays attendant to reimbursement through government programs and other Payors and uncollectibility of accounts.

         5. Prepetition Financial Results

            a.      Selected Financial Data for the Fiscal Year Ended
                    December 31, 1997

         The Debtors maintained consolidated financial accounting records and filed consolidated federal tax returns prior to filing for protection under chapter 11 of the Bankruptcy Code. For the fiscal year ending December 31, 1997, FPA reported consolidated revenues of approximately $1.2 billion, with a net loss of approximately $876,000. At the same time, the Debtors reported total assets of approximately $831 million and total liabilities of approximately $649 million.

            b.      Selected Financial Data as of March 31, 1998

         As of March 31, 1998, FPA administered assets of approximately $1.01 billion at book value, including intangible assets of $537.2 million (e.g., goodwill). As of March 31, 1998, FPA's total current and long-term liabilities equaled $796.6 million.

         The following tables set forth selected financial data as of March 31, 1998, as reported in FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the Securities and Exchange Commission ("SEC").

         The first table sets forth the condensed consolidated statements of operations (unaudited) for the three months ended March 31, 1997 and 1998 (in thousands) as reported in FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.


(in thousands)                                    THREE MONTHS ENDED
                                              ---------------------------
                                            MARCH 31, 1998    MARCH 31, 1997
                                              ---------         ---------
Managed Care Revenue                          $ 317,980         $ 228,652
Fee-for-service Revenue, Net of                  50,223            47,829
         Contractual Deductions
Management Services Revenue                       8,769             8,084
Other Operating Revenue                          15,262            10,312
                                              ---------         ---------
Operating Revenue                               392,234           294,877

Medical Services Expense                        312,632           212,943
                                              ---------         ---------
                                                 79,602            81,934

General and Administrative Expense               64,524            67,553
Depreciation and Amortization                     8,733             7,161
Merger, Restructuring and Other                  15,460            36,834
         Unusual Expenses
                                              ---------         ---------
Loss from Operations                             (9,115)          (29,614)

Interest and Other Income                           831             1,299
Interest Expense                                 (6,447)           (4,430)
                                              ---------         ---------
Total Other Expense                              (5,616)           (3,131)

                                              ---------         ---------
Loss Before Minority Interests and              (14,731)          (32,745)
         Income Taxes
Minority Interests' Shares in Net Loss             --                 102
Income Tax Benefit                                5,598             8,110
                                              ---------         ---------
Net Loss                                      $  (9,133)        $ (24,533)


         The following two tables set forth, as to the Debtors' primary business segments, for the three months ended March 31, 1997 and 1998 selected financial data by business segment (in thousands) and selected financial data expressed as a percentage of operating revenue, as reported in the Debtors' March 31, 1998 10-Q.

CONSOLIDATED STATEMENT OF                                                    THREE MONTHS ENDED
OPERATIONS
                                       ------------------------------------------------------------------------------------
(IN THOUSANDS)                                              MARCH 31, 1998                           MARCH 31, 1997
                                       ------------------------------------------------------    --------------------------
                                        MANAGED       EMERGENCY                      MANAGED      EMERGENCY
                                         CARE        DEPARTMENT                       CARE        DEPARTMENT
                                       BUSINESS       BUSINESS         TOTAL        BUSINESS       BUSINESS         TOTAL
                                       ---------      ---------      ---------      ---------      ---------      ---------
Operating Revenue                      $ 344,511      $  47,723      $ 392,234      $ 258,870      $  36,007      $ 294,877
Medical Services Expense                 276,195         36,437        312,632        186,435         26,508        212,943
General and Administrative Expense        57,944          6,580         64,524         61,475          6,078         67,553
Depreciation and Amortization              7,591          1,142          8,733          6,312            849          7,161
Merger, Restructuring and Other           15,460           --           15,460         36,834           --           36,834
       Unusual Charges
                                       ---------      ---------      ---------      ---------      ---------      ---------
Income (Loss) from Operations            (12,679)         3,564         (9,115)       (32,186)         2,572        (29,614)
Other (Income) Expense                     5,575             41          5,616          3,109             22          3,131
                                       ---------      ---------      ---------      ---------      ---------      ---------
Income (Loss) Before Minority            (18,254)         3,523        (14,731)       (35,295)         2,550        (32,745)
       Interests and Income Taxes
Minority Interests' Shares                  --             --             --              102           --              102
       in Net Loss
Income Tax Benefit (Expense)               6,937         (1,339)         5,598          8,742           (632)         8,110
                                       ---------      ---------      ---------      ---------      ---------      ---------
Net Income (Loss)                      $ (11,317)     $   2,184      $  (9,133)     $ (26,451)     $   1,918      $ (24,533)




CONSOLIDATED STATEMENT OF                                      THREE MONTHS ENDED
OPERATIONS
                                        -----------------------------------------------------------------
PERCENTAGE OF OPERATING REVENUE                 MARCH 31, 1998                     MARCH 31, 1997
                                        ------------------------------     ------------------------------
(IN THOUSANDS)                          MANAGED   EMERGENCY                MANAGED    EMERGENCY
                                         CARE     DEPARTMENT                CARE      DEPARTMENT
                                       BUSINESS    BUSINESS     TOTAL      BUSINESS    BUSINESS     TOTAL
                                        -----       -----       -----       -----       -----       -----
Operating Revenue                       100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
Medical Services Expense                 80.2%       76.3%       79.7%       72.0%       73.6%       72.2%
General and Administrative Expense       16.8%       13.8%       16.5%       23.7%       16.9%       22.9%
Depreciation and Amortization             2.2%        2.4%        2.2%        2.4%        2.3%        2.4%
Merger, Restructuring and Other           4.5%        0.0%        3.9%       14.2%        0.0%       12.5%
Unusual Charges
                                        -----       -----       -----       -----       -----       -----
Income (Loss) from Operations            (3.7)%       7.5%       (2.3)%     (12.3)%       7.2%      (10.0)%
Other (Income) Expense                    1.6%        0.1%        1.4%        1.2%        0.1%        1.1%
                                        -----       -----       -----       -----       -----       -----
Income (Loss) Before Minority            (5.3)%       7.4%       (3.7)%     (13.5)%       7.1%      (11.1)%
         Interests and Income Taxes
Minority Interests' Shares                0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
         in Net Loss
Income Tax Benefit (Expense)              2.1%       (2.8)%       1.4%        3.4%       (1.7)%       2.8%
                                        -----       -----       -----       -----       -----       -----
Net Income (Loss)                        (3.2)%       4.6%       (2.3)%     (10.1)%       5.4%       (8.3)%



         c. Selected Financial Data as of ________________, 1998

            [Information to come]

         B. PREPETITION ACQUISITION ACTIVITIES

         Prior to seeking chapter 11 relief, the Debtors' strategy was to increase enrollment by adding new Payor relationships and new providers to the Debtors' network and by expanding into new geographic areas where the penetration of managed health care was growing. The Debtors' primary method of implementing this business strategy was by acquiring medical groups, independent practice associations ("IPAs") and physician practice management companies ("PPMs").

         FPA and certain of the Subsidiaries completed the following acquisitions in the fiscal year ended December 31, 1997 (all information relating to the number of physicians and enrollees is at the time of acquisition):

      - In March 1997, the Debtors acquired AHI Healthcare Systems, Inc. ("AHI") in a stock-for-stock merger accounted for as a pooling of interests. AHI developed integrated health care delivery networks and provide managed care services primarily in California, Texas and Florida.

      - In June 1997, the Debtors acquired HealthCap, Inc. in a stock-for-stock merger accounted for as a pooling of interests. HealthCap, Inc. provided PPM services primarily in California, Florida, Georgia, Missouri and Nevada.

      - In September 1997, the Debtors acquired Emergency Medical Care, Inc. for cash and stock. Emergency Medical Care, Inc. provided PPM services to hospital emergency departments and radiology departments in Missouri and Illinois.

      - In September 1997, the Debtors acquired Axminster Medical Group, Inc. ("Axminster") in a stock-for-stock merger accounted for as a pooling of interests. Axminster is a medical group which employed approximately 20 physicians in the Los Angeles, California area and served approximately 17,000 enrollees.

      - In October 1997, the Debtors acquired Health Partners, Inc. ("Health Partners") in a stock-for-stock merger accounted for as a pooling of interests. Health Partners is a PPM which invested in and managed multi-specialty group practices and IPAs, primarily in the New York City metropolitan area, northern Virginia, Washington, D.C., northern Kentucky and San Antonio, Texas.

      - In October 1997, the Debtors acquired Carolina Health Care Group for cash. Carolina Health Care Group is a medical group which employed approximately 14 physicians in the Charlotte, North Carolina area and served approximately 26,000 enrollees.

      - In November 1997, the Debtors acquired Cornerstone Physicians Corporation ("Cornerstone") in a stock-for-stock merger accounted for as a pooling of interests. Cornerstone provided management and administrative services to physician groups.

         The Debtors also completed certain acquisitions or entered into acquisition arrangements after December 31, 1997 and prior to the Petition Date, as follows:


      - In January 1998, the Debtors acquired Avanti Health Systems of Texas, Inc. and its affiliated professional corporations. Avanti Health Systems of Texas, Inc. managed 20 health care clinics in Houston and Dallas, Texas and employed approximately 60 physicians which served approximately 50,000 enrollees.

      - In January 1998, the Debtors completed the acquisition of Physicians Quality Care, Ltd. and Associates in Managed Care, Ltd. Physicians Quality Care, Ltd. provided physician practice management services in the Chicago, Illinois area. Associates in Managed Care, Ltd. was affiliated with approximately 420 primary care physicians who provided services to approximately 27,000 enrollees.

      - In February 1998, the Debtors completed the acquisition of Emergency Treatment Associates, Inc. Emergency Treatment Associates, Inc. provided contract management services to six hospitals in two states through approximately 40 affiliated emergency department physicians.

      - On March 20, 1998, the Debtors acquired Orange Coast Managed Care Services, Inc. and St. Joseph Medical Corporation in a stock-for-stock transaction in which shares of the Debtors' common stock were issued in exchange for all the outstanding shares of capital stock and options of St. Joseph

          Medical Corporation and Orange Coast Managed Care Services, Inc. (except for certain shares which were cancelled without consideration in connection with the merger). The merger with St. Joseph Medical Corporation was accounted for as a pooling of interests, while the merger with Orange Coast Managed Care Services, Inc. was treated as a purchase. Orange Coast Managed Care Services, Inc. provided administrative management services to St. Joseph Medical Corporation's IPA and medical group physicians in Orange County, California. Orange Coast Managed Care Services, Inc. and St. Joseph Medical Corporation served approximately 120,000 managed care enrollees through approximately 250 primary care physicians as of December 31, 1997.

      - On April 1, 1998, the Debtors completed the acquisition of Meridian Medical Group, Inc. ("Meridian") and certain assets of the Meridian clinic sites for cash and stock. The purchase price of Meridian consisted of the issuance of 1,051,770 shares of FPA common stock, approximately $4 million of cash and notes payable, as well as future contingent consideration of up to $5 million payable in cash, based on the achievement of certain performance criteria. The purchase price of the assets consisted of $2.5 million cash and up to approximately $9.8 million in future capitation payment reductions. Meridian was affiliated with 65 physicians and provided services to approximately 70,000 enrollees in the Atlanta, Georgia area.

         Most of the Debtors' significant acquisitions have been accounted for as poolings of interests for accounting and financial reporting purposes.

C.       LEGAL PROCEEDINGS

         In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. The Debtors require all affiliated physicians to carry certain minimum amounts of malpractice insurance coverage. The Professional Corporations and certain Subsidiaries maintain their own malpractice insurance. The Debtors also maintain an errors and omissions insurance policy which covers utilization review activities. The Debtors maintain professional liability insurance for themselves, their hospital clients and their contracted physicians, in amounts the Debtors deem to be appropriate, based upon historical claims and the nature and risks of their business. In addition to any general potential tort liability of the Debtors, the Sterling Group's contracts with hospitals generally contain provisions under which the Sterling Group agrees to indemnify the hospitals for certain losses resulting from the negligence of the hospital or hospital personnel.

         The Debtors have been and continue to be parties to such legal actions arising in the ordinary course of business. The commencement of the Chapter 11 Cases acted to stay these actions. While there can be no assurance that the Debtors will be successful in any such litigation, the Debtors do not believe any such litigation will have a material adverse effect on the Debtors' results of operations or financial condition.


         1. Class Action Lawsuits

         The Debtors have received notice of, or have been served with, several federal and state court purported class action lawsuits, some of which are described below.

            a. Steven Friedland, Trustee, on Behalf of Himself and All Others Similarly Situated

         In Steven Friedland, Trustee, on Behalf of Himself and All Others Similarly Situated vs. FPA Medical Management, Inc., et al, Number 98 CV 930 JM, filed in the United States District Court, Southern District of California, on May 18, 1998, the plaintiff, a current or former stockholder of FPA, seeks to bring this lawsuit on behalf of all persons who purchased common stock of FPA between March 6, 1998 and May 14, 1998 (the "Friedland Class Period"). In this lawsuit, the plaintiff alleges violations of federal securities laws. In this connection, the plaintiff alleges that during the Friedland Class Period, the defendants (which include FPA and certain of its current and former officers and directors) provided false and misleading information, by issuing materially false financial statements and a series of materially false and misleading statements about FPA's operations and financial condition, that these materially false and misleading public statements artificially inflated the market price of FPA's stock during the Friedland Class Period, and that certain of the defendants and other FPA officers, prior to the disclosure of materially false and misleading statements, sold shares of FPA common stock at artificially inflated prices for a profit. The plaintiff seeks money damages for all losses and injuries suffered by the plaintiff and the class as a result of the acts described in the complaint.

         b. Michael Giglio and Roger Rubinger, on Behalf of Themselves and All Others Similarly Situated

         In Michael Giglio and Roger Rubinger, on Behalf of Themselves and All Others Similarly Situated vs. FPA Medical Management, Inc., et al, Number 98 CV 931 S, filed in the United States District Court, Southern District of California, on May 18, 1998, the plaintiffs, current or former stockholders of FPA, seek to bring this lawsuit on behalf of all persons who purchased common stock of FPA between February 27, 1997 and May 14, 1998 (the "Giglio Class Period"). In this lawsuit, the plaintiffs allege violations of federal securities laws. In this connection, the plaintiffs allege that during the Giglio Class Period, the defendants (which include FPA and certain of its current and former officers and directors) issued a series of false and misleading statements as part of a scheme to artificially inflate the market price of FPA's common stock and to defraud purchasers of that stock during the Giglio Class Period. The plaintiffs seek compensatory damages, fees and expenses and extraordinary, equitable and/or injunctive relief.

         c. Harold M. Sucher, Individually, and on Behalf of a Class of Persons Similarly Situated

         In Harold M. Sucher, Individually, and on Behalf of a Class of Persons Similarly Situated vs. FPA Medical Management, Inc., et al, Number 98 CV 932 JM, filed in the United States District Court, Southern District of California, on May 18, 1998, the plaintiff, a current or former stockholder of FPA, seeks to bring this lawsuit on behalf of all persons who purchased common stock of FPA between February 27, 1997 and May 15, 1998 (the "Sucher Class Period"). In this lawsuit, the plaintiff alleges violations of federal securities laws. In this connection, the plaintiff alleges that during the Sucher Class Period, the defendants (which include FPA and certain of its current and former officers and directors) misrepresented the truth about FPA, its finances, revenues, gross margins and future business prospects; in particular, defendants misrepresented FPA's financial results and operations for each of the quarters of fiscal 1997, as well as FPA's prospects for the first fiscal quarter of 1998 and as a result of these material misrepresentations, FPA's securities traded at inflated prices on the NASDAQ National Market System; and while in possession of material adverse non-public information about FPA's business and financial condition, certain of the defendants sold shares of FPA's common stock at a profit. The plaintiff seeks compensatory damages, fees and expenses and such other relief as the court deems just and proper.

          d.               Rick Penick and Coralette Penick, Albert D.
                           Barnabei and Nancy M. Barnabei, and Frederick M. Garson on Behalf of Themselves and All Others Similarly Situated

         In Rick Penick and Coralette Penick, Albert D. Barnabei and Nancy M. Barnabei, and Frederick M. Garson on Behalf of Themselves and All Others Similarly Situated vs. FPA Medical Management, Inc., et al, Number 98 CV 928 S, filed in the United States District Court, Southern District of California on May 18, 1998, the plaintiffs, current or former stockholders of FPA, seek to bring this lawsuit on behalf of all persons who purchased common stock of FPA between February 27, 1997 and May 14, 1998 (the "Penick Class Period"). In this lawsuit, the plaintiffs allege violations of federal securities laws. In this connection, the plaintiffs allege that during the Penick Class Period, the defendants (which include FPA and certain of its current and former officers and directors and Foundation Health Corporation, an alleged controlling person of FPA during the Penick Class Period) knowingly or recklessly misrepresented the operating performance of FPA; in so doing, defendants allegedly materially misled the public by issuing false financial statements that were prepared in violation of generally accepted accounting principles and that the defendants' fraudulent scheme and deceptive course of business artificially inflated and maintained the trading price of FPA common stock during the Penick Class Period and thereby injured the plaintiffs and other purchasers of FPA stock. The plaintiffs seek compensatory damages, fees and expenses, extraordinary, equitable and/or injunctive relief and such other relief as the court deems just and proper.

         e. Natale Longordo, on Behalf of Herself and All Others Similarly Situated

         In Natale Longordo, on Behalf of Herself and All Others Similarly Situated vs. FPA Medical Management, Inc., et al, Number 98CV 939 K, filed in the United States District Court, Southern District of California, on May 19, 1998, the plaintiff, a current or former stockholder of FPA, seeks to bring this lawsuit on behalf of all persons who purchased common stock of FPA between February 27, 1997 and May 14, 1998 (the "Longordo Class Period"). In this lawsuit, the plaintiff alleges violations of federal securities laws. In this connection, the plaintiff alleges that during the Longordo Class Period, defendants (which include FPA and certain of its current and former officers and directors) issued a series of false and misleading statements as part of a scheme to artificially inflate the market price of FPA's common stock and to defraud purchasers of that stock during the Longordo Class Period. The plaintiff seeks compensatory damages, fees and expenses, extraordinary, equitable and/or injunctive relief and such other relief as the court deems just and proper.

         f. Murray Lebowitz, on Behalf of Himself and All Others Similarly Situated

         In Murray Lebowitz, on Behalf of Himself and All Others Similarly Situated vs. FPA Medical Management, Inc., et al, Number 98 CV 949 TEG, filed in the United States District Court, Southern District of California, on May 20, 1998, the plaintiff, a current or former stockholder of FPA, seeks to bring this lawsuit on behalf of all persons who purchased common stock of FPA between February 27, 1997 and May 14, 1998 (the "Lebowitz Class Period"). In this lawsuit, the plaintiff alleges violations of federal securities laws. In this connection, the plaintiff alleges that during the Lebowitz Class Period, defendants (which include FPA and certain of its current and former officers and directors) issued a series of false and misleading statements as part of a scheme to artificially inflate the market price of FPA's common stock and to defraud purchasers of that stock during the Lebowitz Class Period. The plaintiff seeks compensatory damages, fees and expenses, extraordinary, equitable and/or injunctive relief and such other relief as the court deems just and proper.

         g. Dan J. Craddock, on Behalf of Himself and All Others Similarly Situated

         In Dan J. Craddock, on Behalf of Himself and All Others Similarly Situated vs. FPA Medical Management, Inc., et al, Number 721102, filed in the Superior Court of the State of California, County of San Diego, on June 1, 1998, the plaintiff, a current or former stockholder of FPA, seeks to bring this lawsuit on behalf of all persons who purchased common stock of FPA between February 27, 1997 and May 15, 1998 (the "Craddock Class Period"). In this lawsuit, the plaintiff alleges violations of state securities laws by the defendants (which include FPA and certain of its current and former officers and directors). In this connection, the plaintiff alleges that during the Craddock Class Period, a series of false and misleading statements were made by defendants issued as part of a scheme to artificially inflate the market price of FPA securities during the Craddock Class Period. The plaintiff seeks compensatory damages, fees and expenses and extraordinary, equitable and/or injunctive relief.

         h. Additional Lawsuits

         In addition to each of the above, the Debtors are aware of several additional lawsuits which have been filed recently. While most of them have been served on the Debtors, the Debtors are still in the process of reviewing and evaluating the complaints and are currently unable to assess the merits of any of the claims contained in these or any of the other complaints set forth herein, the outcome of any of the lawsuits resulting from the filing of the complaints or the length of time it will take to resolve them.

         2. In re AHI Healthcare Systems, Inc. Securities Litigation

         In addition, AHI, one of the Subsidiaries, is a defendant in a purported class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed against AHI, certain of its officers and directors, and its underwriters on December 20, 1995, prior to the merger of AHI with the Debtors. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997, the district court (a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc., but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit.

         3. Securities and Exchange Commission Informal Inquiry

         In addition to the above, the Debtors presently are assisting the Securities and Exchange Commission ("SEC") with its informal inquiry into events relating to the Debtors' transactions and activities between January 1, 1997 and May 15, 1998. In conjunction with the SEC inquiry, the Debtors have made available witnesses and will be voluntarily providing documents.

         4. National Association of Securities Dealers Informal Inquiry

                  [Information to come]

D.       EVENTS LEADING TO THE DEBTORS' CHAPTER 11 FILING

         Since 1994, the Debtors have pursued an aggressive growth strategy, primarily through acquisitions, including those outlined above. The cost of these acquisitions, along with the associated transaction costs (e.g., redeployment of manpower, fees and expenses, etc.) caused a severe drain on the Debtors' liquidity and operational resources.

         The process of integrating management services, which includes management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, also proved more difficult than expected. The rapid expansion was extremely taxing on the Debtors' management resources. Though historically the Debtors' strength has been their ability to manage medical and administrative costs effectively and efficiently, the result of the rapid expansion activity was to interfere with that ability.

         In addition, the Debtors' businesses are impacted by trends in the United States health care industry. As health care expenditures have grown as a percentage of the United States gross national product, public and private health care cost-containment measures have pressured health care providers' profit margins.

E.       NEED FOR RESTRUCTURING AND CHAPTER 11 RELIEF

         The Debtors' prepetition financial condition was a product of these integration and industry-wide factors, as well as unexpected losses from certain operations and a failure to realize events upon which the Debtors' financial performance was predicated. The working capital requirements of recent acquisitions combined with prepetition losses caused the Debtors to experience severe working capital shortages prior to filing.

         The Debtors' operational, financial and capital problems, including a nonrecurring $15.5 million charge related to, among other things, acquisitions reported in the first quarter of 1998, resulted in FPA reporting a loss of $9.1 million for the first quarter ending March 31, 1998. Also, at such time, FPA announced that it anticipated recording a $200 million restructuring charge in the second quarter of 1998.

         As a result of operating losses and costs associated with their prepetition acquisition activities, the Debtors began experiencing severe working capital shortages which had a negative effect on their day-to-day operations. The Debtors fell behind in making timely payments to providers and were similarly unable to pay vendors on customary trade terms. In response, several of the Debtors' Payors attempted to divert capitation payments from the Debtors directly to the medical care providers, thus exacerbating the Debtors' liquidity problems.

         In an effort to forestall this liquidity crisis, the Debtors attempted to raise funds in a high yield financing and also sought investors for a private placement of debt and equity securities. The Debtors' efforts to raise such financing were unsuccessful.

         In June 1998, the Debtors, through the Sterling Group, obtained from certain of the Prepetition Lenders (the "Sterling Lenders") a $25.0 million term loan. Proceeds from the loan were used to pay certain insurance premiums and providers and make other payments necessary to preserve the going concern value of the Debtors' operations.

F.       DEVELOPMENT OF A NEW BUSINESS PLAN

         In July of 1998, the Debtors and the Pre-Petition Lenders reached an agreement in principle on the terms of DIP Financing and the Plan whereby. among other things, all of the debt claims of the

Prepetition Lenders would be cancelled in exchange for distributions to the Prepetition Lenders of common stock of Reorganized FPA to be issued pursuant to the Plan. In lieu of a conversion from debt to equity of the Prepetition Lenders' entire debt claims, the Debtors are evaluating their projected financial condition subsequent to emergence from these reorganization proceedings and reserve the right to alter the proposed distribution to the Prepetition Lenders to include a combination of debt and equity depending upon whether the Reorganized Debtors' post-Effective Date cash flows will be sufficient, in the Debtors' business judgment, to permit the Reorganized Debtors to service such additional debt obligations.

         As a result of those negotiations, the Debtors were able to develop a new business plan for going forward. This business plan contemplated the elimination of underperforming operations and the consolidation of certain markets, as well as obtaining funding to finance go-forward operations. While the Debtors were well under way in accomplishing these tasks prior to the filing, the business plan contemplated the commencement of these Cases to achieve certain of the goals.

         On July 18, 1998, the Debtors' Board of Directors formally endorsed the terms of the prenegotiated plan of reorganization and authorized the commencement of these reorganization cases. On July 19, 1998 and various dates thereafter through August 7, 1998, the Debtors filed for protection under chapter 11 of the Bankruptcy Code in order to implement that plan.

         As part of the implementation of the Debtors' PPM-based core business strategy, the Debtors have closed numerous underperforming locations and have ceased certain operations in markets that were either unprofitable or outside of the Debtors' new core business areas. The core businesses around which the Debtors propose to reorganize include (i) the emergency department management business through the Sterling Group, (ii) medical clinics employing physicians/owned medical groups including Florida Medical Group, Health Partners, San Antonio/Gonzaba Medical Group, Meridian, Axminster, and smaller medical groups in California, Kansas and North Carolina, and (iii) MSO services through Cornerstone. The Debtors are continuing to evaluate each of these businesses, and there can be no assurance that any such business will be a part of the Reorganized Debtors. The Debtors are also evaluating various of their other operations which they believe may become a part of their go-forward operations after emergence from chapter 11. For a detailed description of each of the groups within these core businesses and their role in the Reorganized Debtors, see Section VI.C, "Summary of New Business Plan," herein.

         Upon emergence from chapter 11, the Debtors will be more focused and efficient with an appropriate balance sheet and financial resources, and positioned both to meet the needs and expectations of the Debtors' key constituencies going forward and for future growth.

         IV. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

A.       LIQUIDITY AND CAPITAL RESOURCES

         The Debtors have used their capital primarily to develop physician networks, acquire physician practices and establish an infrastructure in new regions as well as in acquired practices. Capitation arrangements positively impact cash flow if the Debtors have accepted claims payment responsibility because the Debtors generally receive capitation revenue prior to the provision of, and payment for, medical services. In those arrangements where the payor retains claims payment responsibility, the payor generally withholds a substantial part of the capitation revenue to pay the claims on behalf of the Debtors. Thus, the Debtors do not receive the benefit of cash flow for the withheld funds.

         Shared risk arrangements negatively impact cash flow because settlements in connection with these arrangements typically are not collected until significantly after the end of the period in which they are accrued. Fee-for-service revenues also negatively impact cash flow as payment for services rendered generally is not collected until 90 to 120 days after the service is provided.

         In addition, to satisfy their obligations, the Debtors rely on the flow of revenue from the Subsidiaries to FPA in the form of dividend payments, loans or other transfers of cash. The Debtors also receive cash flow from revenues received pursuant to administrative services agreements with the Professional Corporations.

         At March 31, 1998, the Debtors had cash, cash equivalents and marketable securities of $12.4 million and a working capital deficit (current liabilities in excess of current assets) of $33.1 million compared to cash, cash equivalents and marketable securities of $23.9 million and working capital surplus of $1.8 million at December 31, 1997.

         During the three months ended March 31, 1998, non-operating sources of cash included $15 million of advances, net of repayments, pursuant to the Credit Agreement (as described below) and proceeds from the exercise of stock options and warrants of approximately $754,000. Non-operating uses of cash include the purchase of property and equipment for approximately $6.9 million and the payment of approximately $8.4 million in long-term debt.

         As of March 17, 1998, there were approximately 587 holders of record of the 43,297,224 outstanding shares of common stock of FPA. The approximate market value as of such date of such shares was $767 million. The Debtors did not declare any cash dividends during 1996 or 1997.

B.       THE PREPETITION CREDIT FACILITIES

         On January 29, 1996, the Debtors entered into a $55 million credit, security, guarantee and pledge agreement (the "1996 Credit Agreement") with four financial institutions. Permitted Borrowings, as defined in the 1996 Credit Agreement, generally included those for acquisitions and capital expenditures. Borrowings bore interest at rates ranging from either LIBOR plus 2.5%, 2.75% or 3.0% or prime rate plus 1.0%, 1.25%, or 1.5%, as defined in the 1996 Credit Agreement. At December 31, 1996, the Debtors had borrowed the maximum of $55 million under the Credit Agreement. At June 30, 1997, the outstanding obligation under this agreement was paid in full in conjunction with the execution of a new credit agreement on June 30, 1997.

         On June 30, 1997, the Debtors entered into a credit agreement for a $175 million three-year revolving line of credit ("Line of Credit") and a $100 million four and one-quarter year term loan ("Term Loan") (collectively, the "Prepetition Credit Agreement"). A maximum of $155 million and $30 million of the proceeds of the Line of Credit were to be used to refinance debt and to secure the Debtors' capitation deposits, respectively. The Debtors were to use the remaining proceeds of the Line of Credit for working capital. The proceeds of the Term Loan were to be used to refinance debt. Outstanding amounts owed pursuant to the 1996 Credit Agreement were paid in full with proceeds advanced pursuant to the Prepetition Credit Agreement. The borrowings bore interest based on the prime rate plus 50-75 basis points or the Interbank

Eurodollar rate plus 150-175 basis points, as defined in the Credit Agreement. The Credit Agreement contained customary terms, events of default and covenants (including financial covenants) which, among other things, limited payment of cash dividends, the consummation of certain acquisitions and the incurrence of additional debt. The obligations of the Debtors under the Credit Agreement were collateralized by the assets of the Debtors and the capital stock and assets of certain Subsidiaries and Professional Corporations.

         On December 9, 1997, the Debtors entered into an interest rate cap transaction to effectively limit the base LIBOR rate on the Term Loan to 7.5%. The interest rate cap was to be effective from December 9, 1997 through the maturity date of the Term Loan (September 30, 2001). The consideration granted to the financial institution providing the interest rate cap was an option to swap the Debtors' floating base LIBOR rate to a fixed rate of 6.07% at June 30, 1999, through the maturity date of the Term Loan.

         The Credit Agreement was further amended effective January 9, 1998, to increase the Line of Credit to $215 million. At December 31, 1997, the Company had $127.8 million outstanding on the Line of Credit and $99.8 million outstanding under the Term Loan. In lieu of a capitation deposit, two letters of credit in the amount of $27.5 million and $2.5 million, respectively, were established. At December 31, 1997, no amounts had been drawn against either letter of credit.

         At March 31, 1998, there was $142.8 million outstanding on the Line of Credit and $99.6 million outstanding under the Term Loan. At May 15, 1998, there was $185 million outstanding on the Line of Credit and $99.6 million outstanding under the Term Loan. As of May 15, 1998, no additional borrowing capacity existed under the Credit Agreement as then structured. During each of these dates, the letters of credit referred to in the preceding paragraph remained outstanding.

         On June 30, 1998, the Sterling Group, BankBoston, N.A., as Agent, and several lenders from time to time that are parties thereto (the "Sterling Lenders"), entered into a Credit Agreement under which, among other things, the Sterling Lenders agreed to advance up to $25 million (the "Sterling Loan") to provide financing for the repayment of certain existing indebtedness of the Sterling Group and working capital for use in the ordinary course of business of Sterling and its subsidiaries. Pursuant to the terms of the Master Guarantee and Collateral Agreement dated as of June 30, 1998, direct and indirect Subsidiaries of Sterling (the "Sterling Affiliates") guaranteed repayment of the Sterling Loan, and Sterling and the Sterling Affiliates granted to the Sterling Agent, for the ratable benefit of the Sterling Lenders, a security interest in, and first priority lien on, substantially all of their assets.

         Further, pursuant to the terms of the Parent Guarantee and Collateral Agreement dated as of June 30, 1998, FPA granted to the Sterling Agent, for the ratable benefit of the Sterling Lenders, a first security interest in, and first priority lien on, substantially all of its assets including its common stock interests in Sterling. Pursuant to the Intercreditor Agreement, dated as of June 30, 1998, between the Prepetition Lenders and the Sterling Lenders, the Prepetition Lenders expressly subordinated their liens in and to certain collateral securing the Prepetition Credit Facility, and, in some instances, right to payment under the Prepetition Credit Agreement, to the Sterling Lenders with respect to the Sterling Loan.

         The Sterling Loan was repaid in full on or about July 21, 1998 with proceeds advanced pursuant to the DIP Facility.

C.       DEBENTURES

         In December 1996, FPA issued $75 million of convertible subordinated Debentures due in December 2001 (the "Debentures"), which resulted in net proceeds to FPA of approximately $73.1 million. The notes bear interest at 6.5%, payable semiannually, and are convertible into shares of FPA's stock at $25.95 per share. The Debentures are redeemable by FPA after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the Debenture, each holder has the right to require repayment of the Debentures at 100% of the principal amount plus accrued interest. In January 1997, upon exercise of a portion of the overallotment option granted to the initial purchasers of the Debentures, the Debtors issued $5.5 million of additional Debentures with the same terms for net proceeds of approximately $5.5 million.

         At the time it issued the Debentures described above, FPA believed that the cash generated from operations together with the borrowing capacity under the 1996 Credit Agreement and subsequent borrowing facilities would be adequate to satisfy the Debtors' working capital needs. However, factors discussed in sections

III.D and III.E above severely limited the Debtors' working capital. As a result, FPA missed the June 15, 1998 interest payment due under the Debentures.


                     V. CORPORATE STRUCTURE OF THE DEBTORS

A.       CURRENT CORPORATE STRUCTURE

         FPA owns either directly or indirectly substantially all of the equity interests in each of the Subsidiaries. Many states prohibit the corporate practice of medicine. In such states, a professional association or corporation ("Professional Corporation(s)") owned by a licensed physician or physicians (typically an officer or employee of FPA or its Subsidiaries) is formed. The Professional Corporations receive payments from the Payors and contract with physicians and other medical providers. Substantially all of the Professional Corporations have entered into service agreements with FPA or one of the Subsidiaries whereby such parties agree to provide the Professional Corporation with the various administrative and support services described above.

B.       BOARD OF DIRECTORS OF FPA

         The following persons currently comprise the Board of Directors of FPA:

         Stephen J. Dresnick, M.D. was elected Chairman of the Board of Directors on July 14, 1998. Prior to that he served as Vice Chairman and member of the Board since October 1996, when Sterling Healthcare Group, Inc. was acquired by FPA. Dr. Dresnick is a director of Orthodontix, Inc., formerly known as Embassy Acquisition Corp. Dr. Dresnick also serves as President and Chief Executive Officer of FPA, and has been President of Sterling Healthcare Group since 1987.

         Herbert A. Wertheim, O.D. has been Vice Chairman of the Board of Directors of FPA since March 1998. Dr. Wertheim has been the Chairman and Chief Executive Officer of Brain Power Incorporated, a manufacturer of optical instruments and chemicals, since 1971. Dr. Wertheim is a director of Bacou USA, Inc. and a trustee of Florida International University. Dr. Wertheim has been a director of FPA since 1996.

         Kevin M. Ellis, D.O. has served as a member of the Board of Directors since 1986. Dr. Ellis also has served as Executive Vice President and Chief Medical Officer of FPA since April 1995. Prior thereto, Dr. Ellis served as Chief Operating Officer of FPA from 1988 to April 1995.

         Sol Lizerbram, D.O. has been a director of FPA since 1986. Dr. Lizerbram served as Chairman of the Board of Directors from 1986 until July 14, 1998, and was President of FPA from 1986 through October 31, 1996. Dr. Lizerbram also served as both a member and Chairman of the Board of MedNet, MPC Corporation, a publicly held managed pharmacy service company which he co-founded.

         Sheldon Derezin has served as a member of the Board of Directors since 1995. Mr. Derezin has been managing partner of Derezin Breier & Company, a public accounting firm, since 1982.

         On the Effective Date, each of the existing members of the Board of Directors will be deemed to have resigned. The initial Board of Directors of Reorganized FPA will be selected as described in Section 7.2 of the Plan.

C.       SENIOR OFFICERS OF FPA

         In conjunction with the Debtors' prepetition assessment of regional operations and their respective contributions to the Debtors' operational and financial performance, FPA realigned its management to better address the challenges facing the Debtors in bankruptcy. In March 1998, FPA assembled a new management team when Stephen J. Dresnick, M.D., Herbert A. Wertheim, O.D., and James A. Lebovitz were elected President and Chief Executive Officer, Vice Chairman of the Board of Directors and Executive Vice President and General Counsel, respectively. In addition, Thomas J. Allison, who has extensive experience in turnaround management and the medical services industry, was elected effective July 1, 1998 to serve as interim Chief Financial Officer for FPA.

         The following is a list of FPA's executive officers and their positions with FPA as of September 25, 1998. There can be no assurance that the Board of Directors of Reorganized FPA will not make one or more changes in senior management after the Effective Date. It is anticipated that any changes which are proposed to be made prior to the Confirmation Hearing will be disclosed at or prior to such hearing.

         Stephen J. Dresnick, M.D. has been President and Chief Executive Officer of FPA since March 26, 1998. Dr. Dresnick also serves as an officer of each of the affiliates in these bankruptcy cases and has been President of Sterling Healthcare Group since 1987. Since July 14, 1998, Dr. Dresnick has also served as Chairman of the Board of Directors.

         Kevin M. Ellis, D.O. has served as Executive Vice President and Chief Medical Officer since April 1995. Prior thereto, Dr. Ellis served as Chief Operating Officer of FPA from 1988 to April 1995. Dr. Ellis has been a director of FPA since 1986.

         Jack S. Greenman has served as Executive Vice President since May of 1998. Mr. Greenman is also Executive Vice President, Chief Financial Officer, Principal Accounting Officer and Treasurer of Sterling Healthcare Group.

         James A. Lebovitz has served as Executive Vice President, General Counsel and Secretary since March of 1998. From March 1996 to March 1998, Mr. Lebovitz served as Senior Vice President, General Counsel and Secretary of the Company. Prior to joining FPA, Mr. Lebovitz was a partner in the law firm of Ballard Spahr Andrews & Ingersoll, LLP.

         Thomas J. Allison was elected effective July 1, 1998 to serve as interim Chief Financial Officer for FPA. Mr. Allison is a partner with Arthur Andersen LLP in its corporate recovery services department. Prior to his appointment as FPA's Chief Financial Officer and since January 9, 1998, Mr. Allison served as interim Chief Financial Officer of United American Healthcare. Prior to that, Mr. Allison acted as Chief Executive Officer for the fifth largest food distributor in the world.


                            VI. THE CHAPTER 11 CASES

A.       CONTINUATION OF BUSINESS; STAY OF LITIGATION

         On July 19, 1998 and various dates thereafter through August 7, 1998 (as to each Debtor, the "Petition Date"), FPA and 100 of its Subsidiaries and Affiliates filed petitions for relief under chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. Although the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business have required Bankruptcy Court approval. In addition, the Bankruptcy Court has supervised the Debtors' employment of attorneys, accountants, financial advisors and other professionals.

         An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

B.       SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

         1.   First Day Orders

         The Debtors filed several motions on the first day of these cases seeking the relief provided by certain so-called "first day orders." First day orders are intended to ensure a seamless transition between a debtor's prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.

         The first day orders in these cases authorized, among other relief:

         - the retention of the following professionals to serve on behalf of the Debtors: Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practices, including Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to the Debtors; Arthur Andersen LLP, as crisis and restructuring advisors; Wasserstein Perella & Co., Inc., as investment bankers; and WR Gruber & Associates as Claims Agent;

         - the continued retention of professionals regularly employed by the Debtors in the ordinary course of their business;

         - the maintenance of the Debtors' bank accounts and operation of their cash management system substantially as it existed prior to the Petition Date;

         - the payment of employees' accrued prepetition wages and employee benefit claims;

         - the payment of certain prepetition hospital contract related expenses;

         - the implementation of a program to pay certain prepetition claims of medical care providers;

         - the continuation of utility services during the pendency of the Chapter 11 Cases;

         -        the payment of certain prepetition tax claims;

         -        the payment of refunds to managed care enrollees;

         - the provision of financial accommodations on an interim basis in accordance with the DIP Facility (defined below) that provided the Debtors with the ability to fund ongoing operations during the Chapter 11 Cases;

         - the joint administration of each of the Debtors' bankruptcy cases; and

         - the prohibition of the Payors from withholding and offsetting payments due to the Debtors or paying medical care providers directly on account of prepetition claims (described in more detail below).


         2.  Appointment of Creditors' Committee

         On August 5, 1998, the United States Trustee for the District of Delaware appointed the following entities to the Official Committee of Unsecured Creditors of the Debtors (the "Creditors' Committee"): First Union National Bank, Prudential HealthCare, Optimal Integrated Solutions, Staff Care, Inc., Alliance Capital Management, Inc., NYLCare Health Plans of the Gulf Coast, Inc., and Memorial Hermann Hospital System. First Union and Prudential HealthCare serve as co-chairs of the Creditors' Committee.

         The Creditors' Committee retained the law firms of Holleb & Coff and The Bayard Firm as co-counsel. The Bankruptcy Court approved the retention of Holleb & Coff on September 4, 1998, and The Bayard Firm on [________________].

         3.  DIP Facility

         On July 20, 1998, the Debtors entered into a Debtor-in-Possession Credit Agreement (the "DIP Facility") with a group of lenders (the "DIP Lenders") comprised of four of the Prepetition Lenders. The current DIP Lenders are (a) BankBoston, N.A., (b) Goldman Sachs Credit Partners L.P., (c) Lehman Commercial Paper, Inc., and (d) Van Kampen American Capital Prime Rate Income Trust.

         On July 20, 1998, the Bankruptcy Court entered an order approving the DIP Facility on an interim basis, and supplemented the interim order with an order on August 10, 1998. On August 20, 1998, the Bankruptcy Court entered a final order approving the DIP Facility (the "DIP Facility Order"). Under the DIP Facility Order, the Bankruptcy Court authorized the Debtors to obtain secured postpetition financing in an aggregate principal amount not to exceed $50 million. The Debtors also obtained authority to use the cash collateral of, and to provide adequate protection to, the lenders under the Prepetition Credit Agreement. The Bankruptcy Court further granted superpriority administrative status to the DIP Lenders for all of the Debtors' obligations under the DIP Facility.

         To secure the repayment of the borrowings and all other obligations arising under the DIP Facility, pursuant to sections 364(c) and 364(d) of the Bankruptcy Code, the Debtors granted liens to the DIP Lenders on all of the Debtors' presently owned and after-acquired property. The liens granted by the DIP Facility are senior to all other liens with the exception of certain prepetition liens, certain liens arising by operation of law, and certain other liens, all as more specifically set forth in the DIP Facility, and a $3 million "Carve Out" for professional fees incurred in the Chapter 11 Cases.

         The California Department of Corporations has appealed the Bankruptcy Court's order approving the Debtors' DIP Facility to the United States District Court for the District of Delaware. On September 3, 1998, United States District Court Judge Susan L. Robinson denied a motion for a stay pending appeal. The appeal has not yet been docketed; both parties have designated the issues and record on appeal pursuant to Bankruptcy Rule 8006.

         As of September 18, 1998, the outstanding balance under the DIP Facility was approximately $38.1 million. Cash on hand as of such date was $10,478,899.

         4.  The Payor Litigation

         Prior to the commencement of these Chapter 11 Cases, the Debtors' liquidity problems caused them to experience difficulties in meeting certain of their obligations to provider groups. As a result, several of the Debtors' Payors withheld the Debtors' capitation income stream from the Debtors, and, in some instances, paid the Debtors' Providers directly. As a result, the Debtors' liquidity problems quickly deteriorated.

         Upon the commencement of these Chapter 11 Cases, the Debtors moved the Bankruptcy Court for relief preventing the Payors from withholding captation payments or paying the Debtors' Providers directly. On July 20, 1998, in conjunction with the Debtors' other first-day motions, the Bankruptcy Court granted the Debtors' request and issued a blanket order (the "Payor Order") enjoining the Debtors' Payors from withholding capitation payments, and establishing a procedure by which the Payors could present claims for amounts due. The Payor Order provided for a 15-day reconsideration period from the date of entry of the Payor Order.

         Within the reconsideration period, several of the affected Payors filed various pleadings requesting that the Bankruptcy Court vacate, modify or otherwise reconsider the Payor Order. Among the responding Payors (the "Objecting Payors") were: (1) PacifiCare of Texas, Inc., PacifiCare of Arizona, Inc., PacifiCare of Nevada, Inc. and PacifiCare of California; (2) CIGNA HealthCare of Georgia, Inc., CIGNA HealthCare of California, Inc., CIGNA HealthCare of Texas, Inc., and their respective parents, subsidiaries and affiliates ("CIGNA"); (3) Rio Grande HMO, Inc. d/b/a HMO Blue Southeast Texas, HMO Blue Northeast Texas and HMO Blue Central Texas ("HMO Blue"); (4) Aetna U.S. Healthcare Inc. and Aetna U.S. Healthcare of California, Inc. and their related subsidiaries and affiliates; (5) NYLCare Health Plans, Inc. and NYLCare of the Southwest, Inc.; (6) NYLCare Health Plans, Inc., NYLCare Health Care Plans of the Gulf Coast, Inc. and their related subsidiaries and affiliates; (7) Blue Cross of California; (8) Sharp Health Plan; (9) Universal Care, Inc.; (10) MaxiCare Health Plans, Inc.,

MaxiCare, MaxiCare South Carolina, Inc., California Physicians' Service d/b/a Blue Shield of California and CareAmerica, Southern California, Inc. ("MaxiCare"); (11) United Healthcare of California, Inc., United Healthcare Corporation of New York, Inc., United Healthcare Corporation of Georgia, Inc. and United Healthcare Corporation of Nevada, Inc.; (12) One Health Plan of California, Inc. and One Health Plan of Texas, Inc. ("One Health"); (13) The Prudential Insurance Company of America, Prudential Health Care Plan, Inc., Prudential Health Care Plan of California, Inc. and Prudential Health Care Plan of Georgia, Inc.; and (14) Humana, Inc. In addition to the Objecting Payors, the Bankruptcy Court also received requests for reconsideration from the State of Texas, on behalf of its Department of Insurance, and the Memorial Hermann Hospital System.

         The Debtors initially responded to the request by HMO Blue, but when it became apparent that the sheer volume of the pleadings was prohibitive and that the majority of the nonfactual issues were similar if not identical, the Debtors sought and received permission of the Bankruptcy Court to file an Omnibus Response and to have the nonfactual issues heard at the August 18, 1998 omnibus hearing. On Monday, August 17, 1998, BankBoston, N.A., the agent under the DIP Facility and First Union National Bank, as Indenture Trustee, both filed pleadings in support of the Payor Order. That same day, the Debtors filed their Omnibus Response in Opposition to Motions to Vacate, Modify or Reconsider the Payor Order. In their Omnibus Response, the Debtors sought, among other things, clarification by way of a modified Payor Order (the "Modified Payor Order") that the relief granted in the Payor Order was procedural and not substantive, and by entry of the Modified Payor Order, an order by the Bankruptcy Court continuing the prohibition against postpetition withholding by the Payors of capitation payments due to the Debtors for having rendered postpetition services to the Payors in order to pay prepetition amounts allegedly owed to the Payors.

         In preparation for the August 18, 1998 omnibus hearing in the Chapter 11 Cases, the Debtors engaged in significant settlement negotiations with the Objecting Payors and other responding parties. Prior to the hearing, the Debtors were able to reach consensual agreements with ten of the Objecting Parties and the State of Texas. The five Objecting Payors who continued to prosecute their objections at the hearing were CIGNA, HMO Blue, Blue Cross of California, MaxiCare and One Health.

         At the August 18, 1998 hearing, the Bankruptcy Court heard arguments from counsel for all remaining parties. In addition, the Creditors' Committee voiced its support for the Modified Payor Order. After protracted arguments before the Bankruptcy Court, the Bankruptcy Court ruled that the Debtors had shown more than adequate need and legal support for the issuance of the requested relief. While the Bankruptcy Court permitted the parties two days to resolve their differences regarding the form, and not the substance, of the Modified Payor Order, the Bankruptcy Court decided in favor of the Debtors on the issues before the Bankruptcy Court and, on Thursday, August 20, 1998, signed and entered the Modified Payor Order.

         Subsequent to the entry of Modified Payor Order, several of the Objecting Payors have continued to prosecute their objections by filing various pleadings before the Bankruptcy Court. In addition to the relief from stay actions anticipated by the Modified Payor Order, Blue Cross of California filed a notice of appeal of the Modified Payor Order on August 28, 1998 and HMO Blue filed a notice of appeal on September 4, 1998.

         5.       Other Significant Court Actions

         In addition to the matters described above, the Debtors have sought and obtained certain orders from the Bankruptcy Court that are of particular importance in the operation of the Debtors' business or in the administration of the Chapter 11 Cases. Included among such orders are those authorizing:

         - Retention of Special Counsel. On August 10, 1998, the Bankruptcy Court authorized the Debtors' retention of Richards, Layton & Finger, P.A., as special counsel to the Debtors. Richards Layton was retained to represent the Debtors in those matters for which the Debtors' principal bankruptcy counsel, Skadden, Arps, was precluded from representing the Debtors, to continue to represent the Debtors in litigation commenced prepetition for which Richards Layton was previously retained, and to provide the Debtors with general corporate advice, as Richards Layton had done prior to the Petition Date.

         - Rejection of Nonresidential Real Property Leases. Pursuant to orders of the Bankruptcy Court dated August 18, 1998 and September 23, 1998, the Debtors were authorized to reject certain leases of nonresidential real property in connection with their strategic operating plan to consolidate their business and discontinue operations in certain regions.

                  In connection with the rejection orders, the Bankruptcy Court also approved arrangements for the Debtors to use on a short-term basis reduced space at their former headquarters in San Diego and a claims processing facility in Mission Valley, California.

         - Assumption of Executory Contracts with Billing Services Providers. On July 31, 1998, the Debtors filed a motion seeking to assume certain executory contracts with billing services providers who provide vital "back office" billing services to the Sterling Group. On August 18, 1998, the Bankruptcy Court approved the motion and entered an order granting the Debtors authority to assume such contracts, thus preserving a substantial portion of the Debtors' revenues and cash flow.

         - Procurement of Stop-Loss Insurance. On August 18, 1998, the Bankruptcy Court authorized the Debtors to procure stop-loss insurance coverage to help mitigate the effect of occasional high utilization of health care services. Such coverage is necessary because, if revenues are insufficient to cover costs or the Debtors are unable to maintain stop-loss coverage at favorable rates, the Debtors' results of operations and financial condition could be adversely affected.

         - Establishment on Notice Procedures. On August 20, 1998, the Bankruptcy Court approved an order establishing procedures for the filing of pleadings and other documents in the Chapter 11 Cases and limiting the parties entitled receive automatic notice of all pleadings.

         - Authorization to Pay Prepetition Claims of Medical Care Providers. On August 20, 1998, the Bankruptcy Court approved an amended order authorizing the Debtors to implement a program to pay certain prepetition Claims of the Debtors' Providers.

         - Extension of Time to Assume or Reject Leases. On September 23, 1998, the Bankruptcy Court approved an order extending the dates by which the Debtors are required to assume or reject leases under section 365 of the Bankruptcy Code. Under the extension, the Debtors have until the earlier of December 16, 1998, or the confirmation of a plan of reorganization to assume or reject leases of nonresidential real property, except as provided for in a separate order with respect to certain landlords.

         - Employee Retention Program. On September 23, 1998, the Bankruptcy Court approved a program designed to retain key executives and employees. The retention program features bonuses to be paid on certain key dates and upon successful emergence from chapter 11.

         - Sale of Orange Coast Business. On September 23, 1998, the Bankruptcy Court approved the sale of the assets of a business located in Orange County, California to an affiliate of St. Joseph Health System in exchange for $8.5 million. The sale enabled the Debtors to realize the going concern value of the business for its stakeholders while avoiding further operating losses.

         - Approval of FF&E Sale Procedures. In connection with the orderly wind down of discontinued operations, on September 23, 1998, the Bankruptcy Court approved a procedure to enable the Debtors to sell furniture, fixtures and equipment located at closed facilities to third parties without further order from the Bankruptcy Court.

         - Cessation of Operations for Three Medical Clinics in Northern Virginia. On September 23, 1998, the Bankruptcy Court authorized the Debtors to transition three unprofitable medical clinics formerly operated by Debtors Gateway Physician Services, Inc. and Virginia Medical Associates, P.C. to medical groups formed by physicians formerly employed by the Debtors. In connection with the transition, the Bankruptcy Court approved the consensual use of cash collateral held by Crestar Bank, N.A., a secured creditor.

         - Rejection of Payor Contracts Relating to Discontinued Operations. On September 23, 1998, the Bankruptcy court approved the Debtors' decision to reject payor contracts relating to the Debtors' discontinued business operations.

         - Establishment of Bar Date. On July 21, 1998, the Bankruptcy Court entered an order establishing the deadline for filing proofs of claim against the Debtors (the "Bar Date"). That deadline is November 17, 1998 for all Claims except Claims of governmental units for which, in accordance with section 502(b)(9) of the Bankruptcy Code, the deadline is January 15, 1999. [On September 30, 1998, the Bankruptcy Court supplemented that order and approved the form of notice of the Bar Date.] Those notices were to be distributed on October 5, 1998. For claims arising from the Debtors' rejection of leases or contracts, the Bankruptcy Court fixed as a deadline for filing proofs of claim the later of the Bar Date or 30 days after rejection of the lease or contract. The Bankruptcy Court also specifically excluded a limited number of claims (e.g., Administrative Claims and certain Other Priority Claims) from the Bar Date deadline.

                  Proofs of claim aggregating in excess of $[_____] million have been filed. The Debtors are in the process of evaluating, objecting to and resolving such proofs of claim, which process will continue after the Confirmation Date.

C.       SUMMARY OF NEW BUSINESS PLAN

         Prior to petitioning for bankruptcy relief, the Debtors recognized the need to develop a business plan to complete the consolidation and restructuring of the Debtors' business units. As a result of the Debtors' rapid expansion, the Debtors were faced with the task of integrating many diverse business units, determining which of the acquired business units would be profitable on a going-forward basis, based upon anticipated trends in the health care industry, and assessing their consolidated financing requirements based on, among other things, expected relationships with their Payors.

         Though the Debtors initiated these tasks prior to filing the Chapter 11 Cases, the Debtors also recognized that a prenegotiated plan of reorganization would permit the Debtors to achieve the benefits of the new business plan while best preserving the assets of the Debtors for the benefit of all parties in interest.

         The Debtors' new business plan (around which the prenegotiated plan of reorganization was developed) provides for the Debtors to exit from chapter 11 with a new Board of Directors and a de-leveraged capital structure. As part of the implementation of the Debtors' new strategic direction, the Debtors have closed numerous facilities and have ceased certain operations in markets that were either unprofitable or outside of the Debtors' new core business areas.

         Upon emergence from chapter 11, the Reorganized Debtors are expected to be the third largest PPM company in the United States with annual revenue of approximately $800 million. The Reorganized Debtors will be more focused and efficient with an appropriate balance sheet and financial resources, and positioned both to meet the needs and expectations of the Reorganized Debtors' key constituencies going forward and for future growth. The Debtors anticipate that the Reorganized Debtors will achieve a positive cashflow and EBITDA, in addition to improved quality of earnings, in fiscal 1999.

         The Reorganized Debtors will achieve these results with a realigned and simplified corporate structure, focused around three core business. These businesses include (i) the emergency department management business through the Sterling Group, (ii) medical clinics employing physicians/owned medical groups including Florida Medical Group, Health Partners, San Antonio/Gonzaba Medical Group, Meridian, Axminster, and smaller medical groups in California, Kansas, North Carolina and Texas, and (iii) MSO services through Cornerstone. The Debtors are continuing to evaluate each of these businesses, and there can be no assurance that any such business will be part of the Reorganized Debtors. The Debtors are also evaluating various of their other operations which they believe may become a part of their go-forward operations after emergence from chapter 11.

         The primary care physician practice entities and MSO service company will be grouped by geographic region, while the Sterling Group will maintain a separate position within the corporate hierarchy. Of the six medical clinics and MSO service companies, Axminster, Cornerstone and Gonzaba will be grouped in the Western Region, while Florida Medical Group, Health Partners and Meridian will be placed in the Eastern Region.

         The role in the Reorganized Debtors of each of these go-forward businesses is described in detail below.

         1.  Sterling Healthcare Group, Inc.

         The Sterling Group currently operates five regional offices in four states and staffs 145 operational locations in 26 different states. The Debtors currently have key management in place at Sterling, including Stephen J. Dresnick, M.D., Jack S. Greenman, Karen Marsh, Christopher Lutes, Alfred Damus, M.D., Mark Price and Nancy Watkin, to guide the Sterling Group as it takes advantage of these opportunities.

         As part of the Debtors' new business plan, the Sterling Group will continue to provide emergency department management services throughout the United States on a fee-for-service basis after the Debtors' reorganization. The Debtors believe that, after the reorganization, the Sterling Group will be in a position to take advantage of the numerous opportunities available in this fragmented industry. Over 5,000 hospital emergency departments exist in the United States and the Sterling Group's main competitors, as well as the industry, are in turmoil. Moreover, emerging from chapter 11 as a more efficient business, the Debtors and the Sterling Group will be in a prime position to take advantage of the industry's situation.

         2.  Florida Medical Group

         The Florida Medical Group will serve the Debtors' go-forward operations through the operation of medical centers providing primary medical care. The majority of revenues to be realized in connection with the Florida Medical Group will result from global capitation payments from contracts with such Payors as Humana and PCA.

         The Florida Medical Group currently provides services to over 70,000 enrollees, comprised of approximately 30,000 Medicaid enrollees, 20,000 Medicare enrollees and an additional 21,000 enrollees through commercial plans. The Florida Medical Group currently utilizes a total of 86 medical care providers to fulfill the Debtors' obligations pursuant to its contracts with Humana and PCA. The Debtors believe that the management team of Mary Granoff, Joseph F. Garcia, Alfredo L. Ginory, M.D., and Richard Collado is in the position to expand the operations of the Florida Medical Group through exploring entry into new markets and opportunities with additional Payors.

         3.   Health Partners, Inc.

         Health Partners currently manages physician medical groups through two administrative offices and 39 facilities in selected metropolitan markets, including Virginia, Kentucky, New York and Washington, D.C. Under contractual relationships with seven IPA networks and contracts on a capitated basis with HMOs such as Oxford Health Plans, PHS and Foundation Healthcare, Health Partners provides managed care services to over 145,000 patients, including 102,000 commercial plan enrollees, 26,500 Medicaid and 16,800 Medicare patients. Health Partners has nearly 2,900 physician relationships, consisting of 120 employed primary care physicians, 775 contracted primary care physicians, 30 employed specialist physicians and 1,944 contracted specialist physicians.

         After the reorganization, the Debtors believe this core business will be in a position to take advantage of its established presence in the northeast and opportunities to assist Oxford Health Plans as that Payor restructures its operations, as well as opportunities with additional Payors. Health Partners will continue to provide such services under the direction of Charles D. Phillips and Thomas E. Brophy, after the Debtors' reorganization.

         4.   San Antonio/Gonzaba Medical Group

         The Debtors provide medical care to HMO members and support services through IPAs to physicians and through company-owned and operated medical centers as part of San Antonio/Gonzaba Medical Group ("Gonzaba"). Charles Sanders and Peter Schill are Gonzaba's key management members who oversee Gonzaba's operations as it provides services to 33 physicians and over 35,000 patients, including approximately 27,000 commercial plan enrollees, 7,000 senior citizens and 1,400 Medicaid patients.

         Although Gonzaba has relationships with several Payors, including Humana, PCA, PacifiCare, NYLCare, WellChoice and HMO Blue, the Debtors believe that, as part of the Debtors' strategic, go-forward operating plan, Gonzaba can take advantage of additional opportunities with these and other Payors to further enhance the operations of this long-standing, established group.

         5.   Meridian Medical Group

         Meridian provides managed health care services through one administrative office, one warehouse, and nine different facilities in the Atlanta, Georgia area. Meridian's network of 61 physicians and 23 associated providers serve over 88,000 commercial plan enrollees.

         The Debtors believe that under the direction of Gregg Miller and Ken Washington, Meridian's presence in the major Atlanta market places Meridian in a position to take advantage of Payor opportunities in addition to the relationships that already exist between Meridian and Prudential, United Intensivists, Aetna, HPC and United Healthcare.

         6.  Axminster Medical Group

         Axminster focuses on providing managed health care services through five facilities in the Los Angeles, California metropolitan area. Axminster's network of 19 medical care providers provides managed care services to over 12,000 enrollees of commercial plans and nearly 2,900 senior citizens. Axminster provides such services under the direction of Ron Robinson and Ray Jing.

         The Debtors believe that, after the Debtors' reorganization, Axminster's presence in the Los Angeles market will continue to benefit Axminster and its payor relationships with Aetna, Blue Cross, Blue Shield, CareAmerica, CIGNA, MaxiCare, One Health Plan, PacifiCare and United Healthcare.

         7.  Cornerstone Management Group

         Cornerstone provides turnkey management services and systems for medical providers in the Tucson, Arizona area. This core business currently manages over 50 primary care physicians and is positioned to take advantage of additional opportunities in the Tucson area under the guidance of John R. Seitz.

         8.  Other Businesses

         The Debtors are also evaluating the viability of certain of their other businesses including clinics in Kansas City and North Carolina. The Debtors will soon decide about whether these operations will become a part of the Debtors' on-going businesses after emergence.

                     VII. SUMMARY OF THE REORGANIZATION PLAN

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A.       OVERALL STRUCTURE OF THE PLAN

         Prior to filing for relief under chapter 11 of the Bankruptcy Code, the Debtors focused on the formulation of a plan of reorganization that would enable them to emerge quickly from chapter 11 and preserve their value as a going concern. The Debtors recognize that in the competitive industry in which they operate, a lengthy and uncertain chapter 11 case could detrimentally affect the confidence in the Debtors by their respective Payors, Providers, and employees, impair their financial condition and dim the prospects for a successful reorganization.

         The Plan constitutes a separate plan of reorganization for each of the Debtors. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for each of the Debtors. Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their relative seniority and other criteria.

         If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (ii) the Claims in other Classes will be modified and receive distributions constituting a partial recovery on such Claims, and (iii) in some cases, the Claims or Interests in other Classes will receive no distribution. On the Effective Date, the Distribution Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

         The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of the business plan, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of the Reorganized Debtors' businesses.

         Following consummation of the Plan, the Reorganized Debtors will to operate their businesses with a reduced level of indebtedness and operating expenses. The ownership of Reorganized FPA will be transferred to the Prepetition Lenders in satisfaction of their Allowed Secured Claims, subject to dilution upon the exercise of certain Warrants and options issued to unsecured creditors and management, respectively.

         THE SUBSTANTIVE TERMS OF THE PROPOSED PLAN ARE IN SUBSTANTIAL CONFORMITY WITH THE TERMS OF A PRENEGOTIATED PLAN OF REORGANIZATION NEGOTIATED WITH THE DEBTORS' PREPETITION BANK GROUP, ENDORSED BY THE DEBTORS' BOARD OF DIRECTORS ON JULY 18, 1998 AND FILED ON JULY 22, 1998 ON FORM 8-K WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, APPOINTED ON AUGUST 3, 1998 IN THE DEBTORS' JOINTLY ADMINISTERED CHAPTER 11 CASES, HAS INFORMED THE DEBTORS THAT IT DOES NOT SUPPORT THE PLAN AS PROPOSED AND NEGOTIATIONS ARE CONTINUING AMONG THE DEBTORS, THE PREPETITION AND DIP BANK GROUPS AND THE COMMITTEE IN ADVANCE OF THE DISCLOSURE STATEMENT HEARING.

B.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims of such class.

         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with such standard. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the holders of Claims and Interests affected do not consent to the treatment afforded them under the Plan.

         The Plan classifies the following: (i) Other Priority Claims, (ii) Prepetition Credit Facility Claims, (iii) Miscellaneous Secured Claims, (iv) Administrative Convenience Claims, (v) General Unsecured Claims, (vi) Subordinated Securities Claims, and (vii) Interests in separate Classes.

         The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of section 1122 of the Bankruptcy Code. If a Creditor or Interest holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make such reasonable modifications to the classifications of Claims under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation. EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM OR INTEREST PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM OR INTEREST REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

         As stated above, this Plan includes several joint Plans proposed separately by each of the Debtors. The classifications set forth below shall be deemed to apply separately with respect to each Plan proposed by each Debtor. For example, General Unsecured Claims relating to FPA shall be included in Class 5 of the Plan proposed by FPA, General Unsecured Claims relating to Sterling Healthcare Group, Inc. shall be included in Class 5 of the Plan proposed by Sterling Healthcare Group, Inc., etc.

         1.       Treatment of Unclassified Claims

                  a.       Administrative Claims

         Administrative Claims consist of the costs and expenses of administration of the Chapter 11 Cases. They include, but are not limited to, Claims arising under the DIP Facility, the cost of operating the Debtors' businesses since the Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors' Committee as approved by the Bankruptcy Court, Allowed Claims for reclamation pursuant to section 546(c) of the Bankruptcy Code, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plan ("Cure"). All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Bankruptcy Court as being reasonable.

         As of September 18, 1998, the outstanding balance under the DIP Facility was approximately $38.1 million. Assuming that the Plan is confirmed in December, 1998, the Debtors estimate that unpaid Professional Fees as of the Effective Date will be [$_________] million and that other unpaid Administrative Claims as of the Effective Date, excluding Administrative Claims to be paid in the ordinary course of business which are not yet due, will be approximately [$_________]. The procedures for the allowance of Administrative Claims are described in Section VII.F.7 of this Disclosure Statement.

         Subject to the provisions of Article X of each Plan, on the Effective Date, or as soon thereafter as practicable, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  b.       Priority Tax Claims

         Priority Tax Claims are those tax Claims entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

         The Plan provides that Priority Tax Claims, if any, are Unimpaired. Under the Plan, each holder of an Allowed Priority Tax Claim, at the sole option of the Reorganized Debtors, shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on 90-day United States Treasuries on the Effective Date, (b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors or the Reorganized Debtors, provided such treatment is on more favorable terms to the Debtors or the Reorganized Debtors, as the case may be, than the treatment set forth in clause (a) above, or (c) payment in full.

         Under the Plan, no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with an Allowed Priority Tax Claim. Any such Claim or demand for any such accrued postpetition interest or penalty will be discharged upon Confirmation by section 1141(d)(1) of the Bankruptcy Code, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such accrued interest or penalty from the Reorganized Debtors or their property.

         2.       Unimpaired Classes of Claims

                  a.       Class 1 - Other Priority Claims

         Class 1, Other Priority Claims, consists of Claims other than Administrative Claims and Tax Priority Claims entitled to priority under section 507(a) of the Bankruptcy Code.

         On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 1 Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class 1 Other Priority Claim, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

         The Debtors estimate that Other Priority Claims will not exceed $___________.

                  b.       Class 3 - Miscellaneous Secured Claims

         Class 3, Miscellaneous Secured Claims, consists of all Secured Claims under section 506(a) of the Bankruptcy Code other than any Claims arising under the DIP Facility or the Prepetition Credit Facility. Each holder of a Miscellaneous Secured Claim shall be deemed to be in a separate subclass.

         The legal, equitable and contractual rights of holders of Allowed Miscellaneous Secured Claims shall be Reinstated. The Debtors' failure to object to such Claims in the Chapter 11 Cases shall be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder thereof. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of the Debtors held by or on behalf of the holders of Claims in this Class with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders until, as to each such holder, the Allowed Claims of such holder in this Class are paid in full.

         The Debtors estimate that the aggregate amount of Miscellaneous Secured Claims will not exceed $_________.

                  c.       Class 4 - Administrative Convenience Claims

         Class 4, Administrative Convenience Claims, consists of Claims against the Debtors that would otherwise be classified as Class 5 General Unsecured Claims (other than Claims of holders of Debentures), that are (i) for $500 or less, or (ii) for more than $500 but less than $1,000 if the holder of such Claim has elected, on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot, to accept $500 in Cash in full satisfaction, discharge and release of such Claim.

         On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 4 Administrative Convenience Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Class 4 Administrative Convenience Claim, Cash equal to (a) the amount of such Allowed Claim if such amount is less than or equal to $500, or (b) $500, if the amount of such Allowed Claim is greater than $500 and less than $1,000.

         The Debtors estimate that the aggregate amount of Allowed Class 4 Administrative Convenience Claims will not exceed $_________.

         3.       Impaired Classes of Claims and Interests

                  a.       Class 2 - Prepetition Credit Facility Claims

         Class 2, Prepetition Credit Facility Claims, consists of all Secured Claims of the Prepetition Lenders arising under or pursuant to the Prepetition Credit Facility, the financing accommodations owed by the Debtors pursuant to the Prepetition Credit Agreement and related documents.

         The Debtors estimate that the aggregate amount of Prepetition Credit Facility Claims is $_________.

         As the indubitable equivalent of their Secured Claims against the Debtors, on the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 2 Prepetition Credit Facility Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Class 2 Prepetition Credit Facility Claim, such holder's Pro Rata share of the New Common Stock to be issued in connection with the Plan as contemplated in
Section 7.7 of the Plan.

         In lieu of a conversion from debt to equity of the Prepetition Lenders' entire debt claims, the Debtors are evaluating their projected financial condition subsequent to emergence from these reorganization proceedings and reserve the right to alter the proposed distribution to the Prepetition Lenders to include a combination of debt and equity depending upon whether the Reorganized Debtors' post-Effective Date cash flows will be sufficient, in the Debtors' business judgment, to permit the Reorganized Debtors to service such additional debt obligations.

                  b.       Class 5 - General Unsecured Claims

         Class 5, General Unsecured Claims, consists of all Unsecured Claims that are not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim or Subordinated Securities Claim.

         On the Distribution Date, each holder of an Allowed Class 5 General Unsecured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Class 5 General Unsecured Claim, such holder's Pro Rata share of the Warrants in accordance with Section 7.4 of the Plan. Notwithstanding the inclusion of any deficiency Claim related to the Prepetition Credit Facility Claims in this Class, such holders shall not receive any distribution on account of such deficiency Claims.

         For a discussion of the Debentures, see Section IV.C herein; for a discussion of the attributes of the securities to be issued in connection with the Plan, see Section VII.C.

                  c.       Class 6 - Subordinated Securities Claims

         Class 6, Subordinated Securities Claims, consists of Claims subject to subordination pursuant to section 510(b) of the Bankruptcy Code that arise from rescission of, or for damages, reimbursement or contribution with respect to, a purchase or sale of Old Common Stock or other equity securities of FPA or its Affiliates prior to the Petition Date.

         The holders, if any, of Allowed Class 6 Subordinated Securities Claims will not receive any distribution under the Plan on account of such Claims.

                  d.       Class 7 - Interests

         Class 7, Interests, consists of the rights of any current or former holder or owner of any shares of Old Common Stock or other equity securities of the Debtors authorized and issued prior to the Confirmation Date.

         The holders of Interests will not receive any distribution of property under the Plan on account of their Interests and, on the Effective Date, the Interests shall be cancelled.

C.       DESCRIPTION OF SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

         On the Effective Date, except as otherwise provided for in the Plan, the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, shall be cancelled.

         Under the Plan, the Reorganized Debtors will issue three forms of securities. First, with respect to holders of Allowed Class 2 Prepetition Credit Facility Claims, the Debtors will issue and distribute, in full satisfaction, settlement, release and discharge of and in exchange for such Prepetition Credit Facility Claims, New Common Stock to the holders of such Claims as the indubitable equivalent of such Claims, subject to the possible inclusion of combination of debt and equity discussed in Section VII.3.a above. Second, with respect to holders of Class 5, General Unsecured Claims, the Debtors will issue and distribute certain Warrants in full satisfaction, settlement, release and discharge of and in exchange for such General Unsecured Claims. Finally, the Debtors will issue 1 million shares of New Preferred Stock in connection with the Plan.

         1.       New Common Stock

         Under the Restated Articles of Incorporation, Reorganized FPA's authorized capital stock will consist of (a) 40 million shares of New Common Stock (of which up to 20 million shares will be issued under the Plan), none of which will be issued and outstanding as of the Effective Date. All shares of the New Common Stock, when issued pursuant to the Plan, will be fully paid and nonassessable. Pursuant to the terms of the Plan, as of the Effective Date, all shares of the New Common Stock to be issued under the Plan will be issued to holders of Allowed Prepetition Credit Facility Claims. See the Restated Articles of Incorporation and Restated Bylaws attached to the Plan as Exhibit D and Exhibit E, respectively.

         Subject to the preferential rights of any series of New Preferred Stock which may be issued by the Reorganized Debtors on or before the Distribution Date, and to any restrictions on payment of dividends imposed by the New Credit Facility or any future credit facility, the holders of New Common Stock will be entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by the Board of Directors of the Reorganized Debtors from funds, property or stock legally available therefor, and will be entitled, after payment of all prior claims, to receive Pro Rata all assets of the Reorganized Debtors upon the liquidation, dissolution or winding up of the Reorganized Debtors. Holders of New Common Stock have no redemption, conversion or preemptive rights to purchase or subscribe for securities of the Reorganized Debtors.

         The respective holders of New Common Stock shall vote on all matters as a single class and each holder of New Common Stock shall be entitled to one vote for each share of the New Common Stock that it owns. Holders of New Common Stock will not have cumulative voting rights.

         2.       Warrants

         Reorganized FPA shall issue warrants (the "Warrants") to purchase an aggregate of 3.0% of New Common Stock pursuant to the Plan. These Warrants will be exercisable over a five-year period from the Effective Date. The exercise price for the Warrants shall be equal to 110% of the quotient of (a) the claims of the Prepetition Bank Group as of the Effective Date (including, without limitation, all accrued and unpaid interest, costs and other charges through such date, and determined as if the Bankruptcy Cases had not been filed) divided by, (b) 20,000,000. The Warrants will be subject to dilution by, among other things, securities issued by the Reorganized Debtors after the Distribution Date other than as contemplated by the Plan.

         3.       New Preferred Stock

         The authorized capital stock of the Reorganized Debtors will include 1,000,000 shares of New Preferred Stock, none of which will be issued or outstanding upon consummation of the Plan.

D.       REGISTRATION RIGHTS

         The New Common Stock and the Warrants shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of Section 1145 of the Bankruptcy Code, Reorganized FPA will enter into a Registration Rights Agreement with each holder of an Allowed Class 2 Prepetition Credit Facility Claim (a) who by virtue of holding New Common Stock to be distributed under the Plan and/or its relationship with the Reorganized Debtors could reasonably be deemed to be an "affiliate" (as such term is used within the meaning of applicable securities laws) of the Reorganized Debtors, and (b) who requests in writing that Reorganized FPA execute such agreement. Drafts of such Registration Rights Agreements will be filed by FPA with the Bankruptcy Court no later than the Exhibit Filing Date. The Registration Rights Agreements shall contain certain shelf, demand and piggyback registration rights for the benefit of the signatories thereto.

E.       POST-CONSUMMATION OPERATIONS OF THE DEBTORS

         1.       Reorganized Debtors

         Subject to the Combination Transactions, each of the Debtors will, as a Reorganized Corporation, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which it is incorporated and pursuant to the certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

         2.       Management and Directors of the Reorganized Debtors

                  a.       Officers

         The existing senior officers of the Debtors will serve initially in their current capacities after the Effective Date.

                  b.       Board of Directors

         On the Effective Date, the term of the current members of the boards of directors of the Debtors will expire. The initial board of directors of Reorganized FPA will consist of seven (7) directors. Stephen J. Dresnick, M.D. will serve as a director and shall be entitled to select an additional director. The remaining five (5) directors will be selected by the Prepetition Lenders by filing with the court and giving to the Debtors not less than five (5) days prior to the Confirmation Date written notice of the identities of such members; provided, however, that if and to the extent that the Prepetition Lenders fail to file and give such notice, the Debtors will designate the members of the boards of directors of the Reorganized Debtors by announcing their identities at the Confirmation Hearing. The boards of directors of the remaining Reorganized Debtors will consist of a subset of the board of directors of Reorganized FPA, as determined by the board of directors for Reorganized FPA on the Effective Date or thereafter.

         3. Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs

         To the extent that any of the Debtors have in place as of the Effective Date employment, retirement, indemnification and other agreements with their respective active directors, officers and employees who will continue in such capacities after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans will remain in place after the Effective Date and the Reorganized Debtors will continue to honor such agreements, programs and plans. However, as of the Effective Date, the Reorganized Debtors will each have the authority to terminate, amend or enter into employment, retirement, indemnification and other agreements with their respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees. Such agreements and plans may include equity, bonus and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate; provided, however, that management of Reorganized FPA will receive stock options which are more specifically described in the Management Stock Option Plan and which contain at least the following terms:

         (a) Options to purchase, in the aggregate, 3% on a fully diluted basis of the shares of New Common Stock issued pursuant to the Plan. These options would vest on the Effective Date. The exercise price of such options will be equal to the price per share of the New Common Stock being issued to the Prepetition Lenders on the Effective Date (the "Effective Date Share Price");

         (b) Options to purchase, in the aggregate, an additional 2% on a fully diluted basis of the shares of New Common Stock issued pursuant to the Plan. These options would vest on the 18 month anniversary of the Effective Date. The exercise price of such options will be equal to 115% of the Effective Date Share Price; and

         (c) Options to purchase, in the aggregate, an additional 3% on a fully diluted basis of the shares of New Common Stock issued pursuant to the Plan. These options would vest on the 36 month anniversary of the Effective Date. The exercise price of such options will be equal to 130% of the Effective Date Share Price.

         4.       Post-Consummation Working Capital Facility

         Amounts due and owing under the DIP Facility must be repaid in full on the earlier of (a) February 1, 1999, (b) the Effective Date, or (c) other termination of the DIP Facility pursuant to its terms (the "DIP Repayment Date"), unless otherwise expressly agreed by the DIP Lenders. The DIP Lenders cannot be required to extend such financing beyond the DIP Repayment Date. Accordingly, following the DIP Repayment Date and as a condition to consummation of the Plan, the Debtors will need to replace the DIP Facility.

         The Reorganized Debtors therefore expect to enter into the New Credit Facility in order to obtain the funds necessary to repay the DIP Facility Claims, make other payments required to be made on the Effective Date and conduct their post-reorganization operations.

         The Debtors anticipate that the New Credit Facility will be in the amount of approximately [$________ million] of availability to be secured by all or substantially all of the Reorganized Debtors' assets. Proceeds from this financing will be used (a) to retire amounts owing with respect to the DIP Facility, (b) to pay funding requirements under the Plan including the payment of Administrative Claims, and (c) for the Reorganized Debtors' working capital needs.

         The Debtors expect that the terms of such financing will include a three- to five-year revolving line of credit, based upon customary lending formulas, sublimits and other terms, with a letter of credit subfacility. The rates for such financing are expected to be based upon a Prime (Base of Reference) rate and LIBOR rate plus an additional margin that is consistent with other similar size and types of credits. The Debtors also expect to pay other standard fees and expenses typical of a transaction of this type.

         The proposed financing will be subject to several conditions precedent, and borrowings under the New Credit Facility also will be subject to the Reorganized Debtors satisfying customary financial covenants and ratios.

         The New Credit Facility, or a commitment letter with respect thereto, will be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date. Notice of any material modification to the New Credit Facility or a commitment letter with respect thereto after its filing with the Bankruptcy Court must be provided to the Prepetition Agent, the DIP Agent and the Creditors' Committee. The terms and conditions of the New Credit Facility will include in all respects the terms and conditions of the commitment letter executed between the Debtors and the Bank Agent and the New Credit Facility term sheet, except to the extent that the Debtors and the Bank Agent agree otherwise. In the Confirmation Order, the Bankruptcy Court will approve the New Credit Facility in substantially the form filed with the Bankruptcy Court and authorize the Debtors to execute the same together with such other documents as the Bank Agent may reasonably require in order to effectuate the treatment afforded to the lenders under the New Credit Facility.

F.       DISTRIBUTIONS UNDER THE PLAN

         1.       Time of Distributions

         Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the Distribution Date to holders of Allowed Class 2 Claims and Allowed Class 5 Claims, and on the Effective Date, or as soon thereafter as is practicable, to holders of all other Allowed Claims entitled to receive a distribution under the Plan.

         2.       Disbursing Agent

         The Plan calls for the Debtors or a party designated by the Debtors, in their sole discretion, to serve as a Disbursing Agent. The Disbursing Agent will make all distributions required under this Plan except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent or servicer, which distributions will be deposited with the appropriate indenture trustee, agent or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the relevant indenture or other governing agreement; provided, however, that if any such indenture trustee, agent or servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such indenture trustee, agent or servicer, will make such distributions.

         3.       Delivery of Distributions

         Distributions to holders of Allowed Claims will be made by the Disbursing Agent or the appropriate indenture trustee, agent or servicer, as the case may be, (a) at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or
(d) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent or servicer, at the addresses contained in the official records of such indenture trustee, agent or servicer.

         4.       Undeliverable Distributions

         If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent or servicer is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent or servicer will be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions must be made on or before the fifth (5th) anniversary of the Effective Date. After such date, all unclaimed property will revert to the Reorganized Debtors and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

         5.       Procedures for Treating and Resolving Disputed and Contingent
                  Claims

                  a.       No Distributions Pending Allowance

         Under the Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the

Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

                  b.       Distribution Reserve

         The Disbursing Agent will withhold the Distribution Reserve from the property to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtors, the Bankruptcy Court will determine what amount is sufficient to withhold as the Distribution Reserve. The Debtors may request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent will withhold the Distribution Reserve based upon the estimated amount of each such Claim as set forth in a Final Order. The Debtors may also request estimation of a Disputed Claim that is unliquidated. If the Debtors elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is unliquidated, the Disbursing Agent will withhold the Distribution Reserve based upon the Face Amount of such Claim. The Disbursing Agent will also place in the Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the Distribution Reserve, to the extent that such property continues to be withheld as the Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Disbursing Agent will invest any Cash that is withheld as the Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan or herein will be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim.

         Neither the Disbursing Agent, nor any other party, is entitled to vote any shares of the New Common Stock held in the Distribution Reserve. In the event that any matter requires approval by the shareholders of Reorganized FPA prior to the distribution or cancellation of all shares of New Common Stock held in the Distribution Reserve, the shares of New Common Stock held by the Disbursing Agent will be deemed only for voting purposes not to have been issued.

                  c.       Distributions After Allowance

         Payments and distributions from the Distribution Reserve to each holder of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern the Class of Claims to which the


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
respective holder belongs. Promptly after the date when the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent will distribute to the holder of such Claim any Cash and other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been an Allowed Claim on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to all Disputed Claims, (i) any Warrant held in the Distribution Reserve will be distributed Pro Rata to holders of Allowed Class 5 General Unsecured Claims, and (ii) any Cash or other property remaining in the Distribution Reserve will become property of the Reorganized Debtors. All distributions made under the Plan on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the Distribution Date.

         6.       Fractional Securities; De Minimis Distributions.

         Under the Plan, no Payments of fractions of shares of New Common Stock or Warrants will be made. Whenever any payment of a fraction of a share of New Common Stock or Warrants under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole share (up or down), with half shares being rounded down.

         7.       Allowance of Certain Claims

                  a.       DIP Facility Claim

         On the Effective Date, all obligations of the Debtors under the DIP Facility will be paid or otherwise satisfied in full in accordance with the terms of the DIP Facility.

                  b.       Professional Claims

         Under the Plan, all final requests for payment of Professional Claims must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims will be determined by the Bankruptcy Court.


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         Subject to the Holdback, on the Effective Date, the Debtors will pay all amounts owing to Professionals both for all outstanding amounts relating to prior periods and for the period from November 1, 1998, through the Effective Date, provided, however, that if the Effective Date occurs after December 20, 1998, the Professionals must prepare a regular monthly fee statement and will be paid in the manner set forth in the Professionals Fee Order for the period November 1, 1998 through November 30, 1998 and must continue to apply for and receive payment pursuant to such order to the extent the Effective Date does not occur prior to the first day of each succeeding month.

         The Professionals must estimate fees and expenses due for periods that have not been billed as of the Effective Date. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period must submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professionals Fee Order.

         The Disbursing Agent will maintain the Holdback Escrow Account. On the Effective Date, the Debtors will pay to the Disbursing Agent in order to fund the Holdback Escrow Account, cash equal to the aggregate amount of the Holdback for all Professionals. The remaining amount of Professional Claims owing to the Professionals will be paid from the Holdback Escrow Account when such claims are finally Allowed by the Court.

         Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate.

                  c.       Other Administrative Fees

         All other requests for payment of an Administrative Claim must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) days after the Effective Date. Unless the Debtors object to an Administrative Claim within thirty (30) Business Days after receipt, such Administrative Claim will be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim. Notwithstanding these provisions of the Plan, no request for payment of an Administrative Claim need be filed with respect to an


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
Administrative Claim which is paid or payable by the Debtors in the ordinary course of business.

         8.       Termination of DIP Facility

         Upon payment or satisfaction in full of all obligations under the DIP Facility in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect.

G.       MISCELLANEOUS MATTERS

         1.       Postpetition Interest

         Unless otherwise specifically provided for in the Plan, Confirmation Order or DIP Facility or DIP Facility Order, or required by applicable bankruptcy law, postpetition interest will not accrue or be paid on Claims, and no holder of a Claim is entitled to interest accruing on or after the Petition Date on any Claim. Interest will not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

         2.       Substantial Contribution Compensation and Expenses Bar Date

         Any person or entity who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before forty-five (45) days after the Effective Date (the "503 Deadline"), and serve such application on counsel for the Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

         3. Miscellaneous Disputes and Litigation in Which the Debtors Hold an Interest

                  a. Continuing Litigation to Which the Debtors are a Party


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
         The Debtors hold a variety of claims and/or currently are prosecuting causes of action against third parties. In addition, various Debtors have been and continue to be parties to legal actions arising in the ordinary course of business. The commencement of the Chapter 11 Cases acted to stay these actions.

                  b.       The Litigation Trust

         Under the Plan, each Debtor (and its successor Reorganized Corporation) waives, releases and discharges: all current officers, directors, agents, employees and representatives of the Debtors serving in such capacities as of the Confirmation Date, from any and all claims and/or Causes of Action. Claimants and equity interest holders of each of the Debtors are enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any such claim that could be brought on behalf of or in the name of any of each such Debtor, without any independent cause of action belonging to the claimant or equity interest holder asserting such claim; provided, however, that nothing in the Plan prohibits the Litigation Trustee from commencing whatever actions the Litigation Trustee deems appropriate against the Debtors' current officers and directors.

         The Litigation Trustee is charged with taking all steps necessary to establish the Litigation Trust. As of the Effective Date, the Litigation Trustee will be deemed to have assumed all claims, if any, which may exist against the Debtors' current officers and directors for which (and to the extent) there is D&O Insurance. The Litigation Trustee has no obligation to bring any such action or actions. In any proceeding brought by the Litigation Trustee, the Litigation Trustee (i) will obtain recovery solely from the D&O Insurance, and (ii) will not under any circumstances seek recovery from the personal assets of any such current officer or director, as the case may be, or seek to execute on any judgment against any current officer or director except with respect to the D&O Insurance, even if no D&O Insurance is determined to exist, the D&O Insurance carrier declines coverage, or the D&O Insurance coverage is insufficient to satisfy in full any claim or judgment obtained by the Litigation Trustee. Any recovery obtained by the Litigation Trustee will be used first to reimburse the applicable Reorganized Debtor prosecuting such action for any payments which either or both may be required to make to indemnify directors or officers which are not paid by the D&O Insurance; any funds thereafter remaining will be used to pay the reasonable fees and expenses of the Litigation Trustee and any


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
professionals retained by the Litigation Trustee; and any funds thereafter remaining will be distributed to Reorganized FPA.

                  c.       Compromises and Settlements

         Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and Claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to Sections 7.10 and
11.1 of the Plan.

                  d.       Setoffs.

         Under the Plan, the Debtors may, but are not required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

         4.       Treatment of Executory Contracts and Unexpired Leases

         The Debtors are parties to hundreds of leases and executory contracts with service providers and other entities. Several of these executory contracts involve license agreements the Debtors have entered into with various companies for the use and maintenance of computer software. The overwhelming majority of the executory contracts that have not been previously rejected involve equipment leases, service contracts or medical care provider agreements which the Debtors intend to assume as part of the Plan.

                  a.       Assumed Executory Contracts and Leases

         Each executory contract and unexpired lease to which the Sterling Group will be automatically assumed as of the Effective Date, unless such executory contract or unexpired lease (a) was previously rejected by the Sterling Group,
(b) is the subject of a motion to reject filed on or before the Confirmation Date, or (c)


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
is listed on the schedule of rejected contracts and leases annexed as Exhibit F to the Plan.

         With respect to executory contracts and unexpired leases to which Debtors (other than Debtors who are members of the Sterling Group) are a party, only those executory contracts and unexpired leases listed on the schedule annexed as Exhibit G to the Plan shall be deemed automatically assumed as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Effective Date.

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property will include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.

                  b.       Rejected Executory Contracts and Leases.

         Except with respect to executory contracts and unexpired leases that have been previously rejected or are the subject of amotion to reject on or before the Confirmation Date, all executory contracts and unexpired leases (a) specifically listed on the schedule of rejected executory contracts and unexpired leases annexed as Exhibit F to the Plan with respect to the Sterling Group and (b) that are not listed on Exhibit G of the Plan with respect to the Debtors who are not members of the Sterling Group, will be automatically rejected as of the Effective Date or such earlier date as the Debtors may have unequivocally terminated their performance under such lease or contract.

                  c.       Payments Related to Assumed Executory Contracts and
                           Leases


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
         Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors or the assignee of the Debtors assuming such contract or lease, by Cure. "Cure" means the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

         In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and, if applicable, the assignment.

                  d.       Bar Date for Rejection Damage Claims

         If the rejection by the Debtors, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors or the Reorganized Debtors or the properties of either of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of entry of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.

         5.       Indemnity Claims

         In satisfaction and compromise of the Indemnitees' Indemnification
Rights: (i) all Indemnification Rights except those based upon any act or omission arising out of or relating to any Indemnitee's service with, for or on behalf of the Debtors on or after the Petition Date (the "Post-Petition Indemnification Rights") are released and discharged on and as of the Effective Date, provided that the Post-Petition Indemnification Rights remain


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
in full force and effect on and after the Effective Date and are not modified, reduced, discharged or otherwise affected in any way by the Chapter 11 Cases,
(ii) the Debtors or the Reorganized Debtors, as the case may be, covenant in the Plan to purchase and maintain directors and officers liability insurance providing coverage for the Indemnitees for a period of two years after the Effective Date insuring such parties in respect of any claims, demands, suits, causes of action or proceedings against such Indemnitees based upon any act or omission related to such Indemnitee's service with, for or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage"), and (iii) the Debtors indemnify Indemnitees and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

         6.       Exculpation and Limitation of Liability

         The Debtors, the Reorganized Debtors, any statutory committee, the Prepetition Lenders, the DIP Lenders, any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents and any of such parties' successors and assigns, shall not have or incur, and are under the Plan released from, any claim, obligation, Cause of Action or liability to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, have any right of action against the Debtors, the Reorganized Debtors or any statutory committee, the Prepetition Lenders, the DIP Lenders, or any of such parties' respective present or former members, officers, directors, employees,


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
advisors, attorneys, representatives, financial advisors, investment bankers or agents or such parties' successors and assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

         7.       Injunction

         The satisfaction, release and discharge pursuant to Article XI of the Plan also acts as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

H.       PRESERVATION OF RIGHTS OF ACTION

         In accordance with section 1123(b)(3) of the Bankruptcy Code and except as provided in the Plan, the Reorganized Debtors retain and may enforce all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any entity, including, without limitation, any Causes of Action brought prior to the Petition Date, actions against any Persons for failure to pay for products or services rendered by the Debtors, all claims, Causes of Action, suits and proceedings relating to strict enforcement of the Debtors' intellectual property rights, including patents, copy rights and trademarks, and all Causes of Action which may exist under sections 510, 542, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws, including, without limitation, fraudulent conveyance claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code. The Reorganized Debtors, in the exercise of their business judgment, will determine whether to enforce such rights. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or the successors holding such rights of action.


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
I.       THE AFFILIATED BANKRUPTCIES

         These Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the District of Delaware. The Joint Plan does not contemplate the substantive consolidation of any of the Debtors for any purpose, including voting or distribution purposes. Certain of the Debtors will be dissolved or merged (or combined in another form of transaction) with another Debtor as a means of implementing this Plan. For voting and distribution purposes, the Plan contemplates separate classes for each Debtor. The Cash and Reorganized Securities of the Debtors, as reorganized, will be distributed to the claimants and equity interest holders in each of the classes of each of the Debtors, as set forth in the Plan. A description of each Debtor and its corresponding bankruptcy case number is attached to the Plan as Exhibit A.

                     VIII. CERTAIN FACTORS TO BE CONSIDERED

         The holder of a Claim against or Interest in the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.       GENERAL CONSIDERATIONS

         The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. See Section VII.B, "Classification and Treatment of Claims and Interests," herein. Reorganization of the Debtors' businesses and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors' employees, and many of their Payors, Providers, and lessors.

B.       CERTAIN BANKRUPTCY CONSIDERATIONS

         If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation or that any alternative plan of reorganization would be on terms as favorable to the holders of the Impaired Claims as the terms of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that there would be little, if any, value available for distribution to the holders of Claims (other than Secured Claims). In addition, if a liquidation or protracted reorganization were to occur, there is a substantial risk that holders of Secured Claims would receive less than they will receive under the Plan. See Appendix D annexed to the Disclosure Statement for a liquidation analysis.

         If the Plan is confirmed, but the Debtors do not enter into the New Credit Facility, it would become necessary to amend the Plan to provide for alternative treatment of Claims. To the extent that the Debtors do not enter into the New Credit Facility as contemplated by the Plan, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation or that any alternative plan of reorganization would be on terms as favorable to the holders of the Impaired Claims as the terms of the Plan. If any modifications to the Plan are material, it will be necessary to resolicit votes from those adversely affected by the modifications with respect to such amended Plan.

C.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

         The Projections set forth in Appendix E annexed hereto cover the Debtors' operations through Fiscal Year 2001. These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

         Except with respect to the projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

D.       DIVIDENDS

         The Reorganized Debtors do not anticipate that dividends will be paid with respect to the New Common Stock in the near term.

E.       POTENTIAL DILUTION CAUSED BY THE WARRANTS AND THE SENIOR MANAGEMENT
         OPTIONS

         If the Warrants or the senior management options to purchase the New Common Stock are exercised, the New Common Stock issued pursuant to such exercise will dilute the ownership percentage of and value attributable to holders of New Common Stock issued under the Plan.

F.       ACCESS TO FINANCING

         The Debtors' operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. The Debtors believe that substantially all of their needs for working capital financing will be met by projected operating cash flow and the New Credit Facility. However, no assurance can be given that the Debtors will be successful in consummating the New Credit Facility. Moreover, if the Debtors require working capital greater than that provided by the New Credit Facility, they may be required either to (a) seek to increase the availability under the New Credit Facility, (b) obtain other sources of financing or (c) curtail their operations. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the Debtors' ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors. Moreover, there can be no assurance that the Debtors will be able to obtain an acceptable credit facility upon expiration of the New Credit Facility.


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
G.       COMPETITION

         The health care industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. Generally, the Debtors compete with any entity that contracts with Payors for the provision of prepaid health care services. The Debtors' physician network also competes with other companies, including PPMs, which provide management services to health care providers. The Debtors also compete with local physician groups and hospitals for the provision of physician practice management services to hospital emergency departments. The Debtors also compete with other companies for acquisition, affiliation and other expansion opportunities with national, regional and local PPMs, IPAs and physician practices. Certain competitors are significantly larger and better capitalized than FPA, provide a wider variety of services, have greater experience in providing physician practice management services and have longer-established relationships with buyers of such services than do the Debtors.

                IX. RESALE OF SECURITIES RECEIVED UNDER THE PLAN

         Under section 1145(a) of the Bankruptcy Code, the issuance of the New Common Stock and the Warrants to be distributed under the Plan in exchange for Claims against the Debtors, and the subsequent resale of such securities by entities which are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code), is not subject to the registration requirements of Section 5 of the Securities Act of 1933. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS DO NOT MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE NEW COMMON STOCK OR THE WARRANTS TO BE DISTRIBUTED UNDER THE PLAN. MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES AND INSTRUMENTS. THE DEBTORS RECOMMEND THAT RECIPIENTS OF SUCH SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.


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
             X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following is a general summary of certain material federal income tax consequences of the implementation of the Plan to the Debtors, and holders of Claims and Interests. This summary does not discuss all aspects of federal income taxation that may be relevant to the Debtors, to a particular creditor or shareholder in light of its individual investment circumstances or to certain creditors or shareholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, foreign corporations or individuals who are not citizens or residents of the United States). This summary also does not discuss any aspects of state, local or foreign taxation.

         This summary is based upon the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. The Debtors have not requested a ruling from the Internal Revenue Service with respect to these matters and no opinion of counsel has been sought or obtained by the Debtors with respect thereto. FOR THE FOREGOING REASONS, CREDITORS AND SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) TO THEM OF THE PLAN. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR OR SHAREHOLDER, NOR ARE THE DEBTORS RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         1.       Cancellation of Indebtedness

         Under general tax principles, the Debtors would realize cancellation of debt ("COD") income to the extent that the Debtors pay a creditor pursuant to the Plan an amount of consideration in respect of a Claim against the Debtors that is worth less than the amount of such Claim. For this purpose, the amount of consideration paid to a creditor generally would equal the amount


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
of Cash or the fair market value of the New Common Stock or other property paid to such creditor. Because the Debtors will be in a bankruptcy case at the time the COD income is realized, the Debtors will not be required to include COD income in gross income, but rather will be required to reduce certain of their tax attributes by the amount of COD income so excluded. Under the general rules of IRC section 108, the required attribute reduction would be applied first to reduce the Debtors' net operating loss carry-forwards ("NOLs") to the extent of such NOLs, with any excess excluded COD income applied to reduce certain other tax attributes. The Debtors believe and intend to take the position that any reduction in tax attributes generally occurs on a separate entity basis, even though FPA files a consolidated federal income tax return.

         IRC section 108(b)(5) provides an election pursuant to which the Debtors can elect to apply the required attribute reduction to first reduce the basis of their depreciable property to the extent of such basis, with any excess applied next to reduce their NOLs and then certain other tax attributes. The Debtors have not yet determined whether they will make the election under IRC section 108(b)(5).

         2.       Limitation on Net Operating Losses

         The Debtors will experience an "ownership change" (within the meaning of IRC section 382) on the Effective Date as a result of the issuance of New Common Stock to holders of Prepetition Credit Facility Claims. As a result, the Debtors' ability to use any pre-Effective Date NOLs and capital loss carryovers to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective
Date) to which such a carryover is made generally (subject to various exceptions and adjustments, some of which are described below) will be limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date), (b) the amount of the "recognized built-in gain" for the year which does not exceed the excess of their "net unrealized built-in gain" over previously recognized built-in gains (as the quoted terms are defined in IRC section 382(h)) and (c) any carryforward of unused amounts described in (a) and (b) from prior years. IRC Section 382 may also limit the Debtors' ability to use "net unrealized built-in losses," if any, to offset future taxable income. The regular annual limitation will generally be equal to the product of (x) the


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
lesser of the value of the stock of the Debtors immediately after the ownership change (which will be increased to reflect the increase in value of the Debtors resulting from the surrender of the creditors' Claims in the reorganization transactions) or the gross value of the Debtors' assets immediately before the ownership change (with certain adjustments) and (y) the "long-term tax-exempt rate" (as defined in IRC section 382(f)). In October 1998, the long-term tax-exempt rate was 5.02%; however, the rate in effect on the Effective Date may be different from the October 1998 rate. The loss carryovers will be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date.

         The operation and effect of IRC section 382 will be materially different from that just described if the Debtors are subject to the special rules for corporations in bankruptcy provided in IRC section 382(l)(5). In that case, the Debtors' ability to utilize their pre-Effective Date NOLs would not be limited as described in the preceding paragraph. However, several other limitations would apply to the Debtors under IRC section 382(l)(5), including
(a) the Debtors' NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the Prepetition Credit Facility Claims that are exchanged for New Common Stock pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors' IRC section 382 limitation with respect to that ownership change will be zero.

         As a general matter, the rules of IRC section 382(l)(5) apply to certain ownership changes occurring in a chapter 11 bankruptcy case pursuant to a court-ordered transaction or court-approved plan. These provisions will apply to the Debtors if the persons that are shareholders and "qualified" creditors of the Debtors immediately before the ownership change own, after the ownership change, at least 50% (measured by both vote and value) of the stock of the Debtors. Certain attribution rules and other requirements apply for purposes of determining stock ownership for this purpose. It is uncertain whether the provisions of IRC section 382(l)(5) would apply to the ownership change occurring as a result of the confirmation of the Plan. However, under IRC section 382(1)(5)(H), the Debtors may elect not to have the special rules of IRC section 382(l)(5) apply (in which case the regular IRC section 382 rules,


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described above, will apply). The Debtors have not yet determined whether they would elect to have the regular IRC section 382 rules apply to the ownership change arising from the consummation of the Plan (assuming section 382(l)(5) would otherwise apply).

B.       FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

         The federal income tax consequences of the implementation of the Plan to a creditor will depend upon a number of factors, including whether the creditor is deemed to have participated in an exchange for federal income tax purposes, and, if so, whether such exchange transaction constitutes a tax-free recapitalization or a taxable transaction; whether the creditor's present debt Claim constitutes a "security" for federal income tax purposes; the type of consideration received by the creditor in exchange for his Allowed Claim; and whether the creditor reports the income on the accrual basis.

         1. Holders of Other Priority Claims, Prepetition Credit Facility Claims, Administrative Convenience Claims and Certain General Unsecured Claims

         A holder whose Claim is paid in full or otherwise discharged on the Effective Date will recognize gain or loss for federal income tax purposes equal to the difference between the fair market value on the Effective Date of any payment (e.g., the amount of cash or the fair market value of the New Common Stock or Warrants) and the holder's adjusted tax basis in the Claim. A holder's tax basis in New Common Stock or Warrants received in exchange for its claim would generally be equal to the fair market value of such New Common Stock or Warrant, as the case may be, on the Effective Date. The holding period for any such New Common Stock or Warrants will begin on the day after the Effective Date.

         Under the Plan, some New Common Stock or Warrants may be distributed to holders of certain Claims with respect to their Claims for accrued interest. Holders of such Claims for accrued interest which previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the fair market value of the New Common Stock or Warrants, as applicable, received with respect to such Claims for accrued interest. Holders of such Claims for accrued interest which have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between


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
principal and accrued interest), even if the underlying Claim is held as a capital asset. The tax basis of the New Common Stock or Warrants, as applicable, received in exchange for such Claims for accrued interest will equal the fair market value of such New Common Stock or Warrants, as applicable, on the Effective Date and the holding period for the New Common Stock or Warrants received in exchange for such Claims will begin on the day after the Effective Date.

         The market discount provisions of the IRC may apply to holders of certain Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the tax basis of the bond in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. Gain recognized by a creditor with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the creditor's period of ownership, unless the creditor elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.

         2.       Holders of General Unsecured Claims with respect to Debentures

         Pursuant to the Plan, the Debtors will issue Warrants to the holders of General Unsecured Claims relating to the Debentures (the "Debenture Claims") in exchange for such Claims. The federal income tax consequences arising from the Plan to holders of such Debenture Claims may vary depending upon, among other things, whether the Claims constitute "securities" for federal income tax purposes. The determination of whether a debt instrument constitutes a "security" depends upon an evaluation of the nature of the debt instrument. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when


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
issued of ten years or more are considered securities. The Debtors believe and intend to take the position that the Debenture Claims should not be treated as "securities" for federal income tax purposes.

         If the Debenture Claims do not constitute securities for federal income tax purposes, a holder of a Debenture Claim would be subject to the tax treatment described above under the heading "Holders of Other Priority Claims, Prepetition Credit Facility Claims, Administrative Convenience Claims and Certain General Unsecured Claims." However, if such Debenture Claims constitute "securities" for federal income tax purposes, the exchange of such Debenture Claims for Warrants should constitute a "recapitalization." In that case, except as discussed above with respect to accrued market discount and Claims for accrued interest, holders of such Debenture Claims should not recognize any gain or loss on the exchange. In such case, a holder's tax basis in the Warrants (other than the Warrants received for accrued interest) should be equal to such holder's tax basis in the Debenture Claims exchanged therefor (exclusive of any basis attributable to accrued interest), and such Creditor's holding period for the Warrants (other than the Warrants received for accrued interest) will include the holding period of the Debenture Claims exchanged therefor, provided that such Debenture Claims are held as capital assets on the Effective Date. In addition, under the market discount rules discussed above, any accrued but unrecognized market discount with respect to Debentures should not be recognized upon the exchange of such debt instruments for Warrants. In the case of accrued but unrecognized market discount with respect to the Debentures, such market discount generally would be treated as ordinary income to the extent of gain recognized upon the subsequent disposition of Warrants exchanged therefor. The treatment of accrued market discount in a nonrecognition transaction is, however, subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of such regulations, the application of the market discount rules in the present transaction is uncertain. If a holder of a Debenture was required under the market discount rules of the IRC to defer its deduction of all or a portion of the interest on indebtedness, if any, incurred or maintained to acquire or carry the Debenture, continued deferral of the deduction for the interest on such indebtedness may be required. Any such deferred interest expense would be attributed to the Warrants received in exchange for the Claim, and would be treated as interest paid or accrued in the year in which the Warrants are disposed.


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
         3.       Holders of Miscellaneous Secured Claims

         A holder whose Claim is Reinstated will not realize gain or loss as a result of the Plan unless either (i) such holder is treated as having received interest, damages or other income in connection with the Reinstatement, or (ii) such Reinstatement is considered a "significant modification" of the Claim.

         4.       Holders of Subordinated Securities Claims and Interests

         Holders of Subordinated Securities Claims and Interests will not receive any distribution or property under the Plan and will not retain such Claims or Interests. Each such holder will recognize a loss in an amount equal to such holder's adjusted tax basis, if any, in its Subordinated Securities Claim or Interest.

XI. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS

A.       FEASIBILITY OF THE PLAN

         In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

         To support their belief in the feasibility of the Plan, the Debtors have prepared financial Projections for Fiscal Years 1999 through 2001, as set forth in Appendix E annexed to this Disclosure Statement.

         The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the New Credit Facility, and to fund their operations as contemplated by the Business Plan. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the


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
Debtors. Some assumptions inevitably will not materialize and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse. See
Section VIII, "Certain Factors to Be Considered," for a discussion of certain risk factors that may affect financial feasibility of the Plan.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.       ACCEPTANCE OF THE PLAN

         As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

         Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan.


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
C.       BEST INTERESTS OF HOLDERS OF CLAIMS

         As noted above, even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

         To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its chapter 11 cases were converted to a chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

         The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 cases. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its chapter 11 cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the chapter 11 cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of


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
executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

         Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the Plan, then the Plan is not in the best interests of creditors and equity security holders. The Debtors believe that the members of each class of impaired claims will receive more under the Plan than they would receive if the Debtors were liquidated.

D.       LIQUIDATION ANALYSIS

         The Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each impaired Class, other than Classes 6 and 7 which will receive no distribution, will receive more under the Plan than they would in a liquidation. The liquidation analysis is annexed as Appendix D to this Disclosure Statement.

         The Debtors believe that any liquidation analysis is speculative. To the extent that confirmation of the Plan requires the establishment of hypothetical amounts for the liquidation value of the Debtors and the amount of funds available to pay Claims, the Bankruptcy Court will determine those amounts at the Confirmation Hearing.

         The liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. This estimate is based solely upon the Debtors' incomplete review of Claims filed and the Debtors's books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that is at the lowest end of a range of reasonable ness such that, for purposes of the liquidation analysis, the largest possible liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied


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on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E.       VALUATION OF THE REORGANIZED DEBTORS

         In conjunction with the allocation of the distributions under the Plan, the Debtors determined that it was necessary to estimate post-confirmation values for the Debtor enterprise and the New Common Stock to provide for equitable distribution of the value of the Debtors' estates among Classes of Claims and Classes of Interests. Accordingly, the Debtors directed their financial advisor, Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), to prepare a valuation analysis of the Debtors.

         In preparing its analysis, Wasserstein Perella: (a) reviewed certain recent publicly available financial statements of the Debtors; (b) reviewed certain financial projections prepared by the Debtors for the operations of the Reorganized Debtors, including those financial Projections set forth in Appendix E annexed to this Disclosure Statement; (c) reviewed assumptions underlying such projections; (d) prepared discounted cash flow analyses for the operating business of the Reorganized Debtors on a going concern basis, based on projections of cash flow to be available to the Reorganized Debtors, utilizing various discount rates and the financial projections referred to above; (e) considered the market values of publicly traded companies that Wasserstein Perella and the Debtors believe are in businesses reasonably comparable to the operating business of the Reorganized Debtors; (f) considered certain economic and industry information relevant to the operating business of the Debtors; (g) discussed the current operations and prospects of the operating business with the Debtors; and (h) made such other analyses and examinations as Wasserstein Perella deemed necessary or appropriate.

         Wasserstein Perella assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources and that was provided to Wasserstein Perella by the Debtors or their representatives. With respect to the financial projections supplied to Wasserstein Perella, Wasserstein Perella assumed that the projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the Debtors as to the future operating and financial performance of the Debtors. Such projections assume the Debtors will operate the


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
businesses reflected in the business plan. To the extent that the Debtors operate more or fewer businesses during the projection period, such adjustments may have a material impact on the operating projections and valuations as presented herein. Wasserstein Perella did not make any independent evaluation of the Reorganized Debtors' assets, nor did Wasserstein Perella verify any of the information it reviewed.

         With respect to the valuation of the Reorganized Debtors, in addition to the foregoing, Wasserstein Perella relied upon the following assumptions:

         - The Reorganized Debtors' valuation consists of the aggregate enterprise value of the Debtors and the Debtors' affiliates.

         - The valuation range indicated represents the enterprise value of the Debtors, and assumes the pro forma debt levels (as set forth in the Projections annexed hereto as Appendix E) to calculate a range of equity value.

         -        The Debtors will emerge from chapter 11 on or about December
                  20, 1998.

         - The projections are predicated upon the assumption that the Debtors will be able to obtain all necessary financing, as described herein, and that no asset sales will be required to meet the Debtors' ongoing financial requirement. Wasserstein Perella does not hereby make any representations as to whether the Debtors will obtain financing or as to the terms upon which such financing may be obtained.

         - Wasserstein Perella assumes that the Debtors cannot utilize existing NOLs. The valuation assumes that such NOLs are offset by cancellation-of-indebtedness income recognized as part of the reorganization of the Debtors.

         - Wasserstein Perella has also assumed the general continuity of the present senior management of the Debtors following consummation of the Plan, and has assumed that general financial and market conditions as of the assumed Effective Date of the Plan will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.


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
         As a result of such analyses, reviews, discussions, considerations and assumptions, Wasserstein Perella estimates that the enterprise value of the Reorganized Debtors falls in a range between [$________] million and [$_________] million. This estimated range of values represents a hypothetical value which reflects the estimated intrinsic value of the Debtors derived through the application of various valuation techniques. Such analysis does not purport to represent valuation levels which would be achieved in, or assigned by, the public markets for debt and equity securities. Wasserstein Perella's estimate is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Wasserstein Perella's conclusions, Wasserstein Perella does not have any obligation to update, revise or reaffirm its estimate.

         The summary set forth above does not purport to be a complete description of the analyses performed by Wasserstein Perella. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analyses, Wasserstein Perella and the Debtors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

         Wasserstein Perella relied on the accuracy and reasonableness of the projections and the underlying assumptions as prepared by the Debtors. Wasserstein Perella's valuation assumes that operating results projected by the Debtors will be achieved in all material respects, including revenue growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements. Certain of the projected results are materially better than the recent historical results of operations of the Debtors. No assurance can be given that the Debtors will continue to provide services for the number of individuals or to manage the number of practice groups or emergency departments currently contemplated or that the projected results will be achieved. To the extent that


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
the valuation is dependent upon the Debtors' achievement of the projections, the valuation must be considered speculative.

F. APPLICATION OF THE "BEST INTERESTS" OF CREDITORS TEST TO THE LIQUIDATION ANALYSIS AND THE VALUATION OF THE REORGANIZED DEBTORS

         Under the Plan, an estimated recovery to holders of Class 5 General Unsecured Claims can be calculated. Using (a) the midpoint of the range of enterprise values for the Reorganized Debtors (see Section XI.E, "Valuation of the Reorganized Debtors"), (b) the projected pro forma debt levels, (c) an estimate of Allowed General Unsecured Claims of [$_________] million, and (d) estimated values for Warrants, the estimated value to be distributed to holders of Class 5 General Unsecured Claims would be approximately [$__________] million, representing a distribution of approximately [________]% of the estimated amount of Allowed General Unsecured Claims. Such analysis does not purport to represent valuation levels which would be achieved in, or assigned by, the public markets for equity securities. Additionally, if either the pro forma debt level of the Debtors or the actual amount of Allowed General Unsecured Claims differs from the assumed levels, such equity valuation and expected distribution may be affected. This estimated equity recovery implies a significantly greater recovery to holders of Class 5 General Unsecured Claims than the recovery available in a chapter 7 liquidation. See Section XI.D, "Liquidation Analysis".]

G. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE

         Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it. The Bankruptcy Court may confirm the Plan at the request of the Debtors if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (a)(i) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (b) of this paragraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receives or retains on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property at all.

H.       CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

         1.       Conditions to Confirmation

         The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 12.1 of the Plan:

                  (a) The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

                  (b) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

         2.       Conditions to Effective Date

         The Effective Date shall occur on or prior to December 31, 1998, unless such date is extended by agreement of the Debtors and Prepetition Agent. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 12.3 of the Plan:

                  (a) The Bankruptcy Court shall have entered one or more orders (which may be the Confirmation Order) authorizing the assumption of all leases and executory contracts by the Reorganized Debtors.

                  (b) The Debtors shall have entered into the New Credit Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                  (c) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                  (d) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

                           (i) the provisions of the Confirmation Order are
non-severable and mutually dependent;

                           (ii) all executory contracts or unexpired leases
assumed by the Debtors during the Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;


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
                           (iii) the transfers of property by the Debtors (A) to
the Reorganized Debtors (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (4) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to holders of Claims and Interests under the Plan are for good consideration and value and are in the ordinary course of the Debtor's businesses;

                           (iv) except as expressly provided in the Plan or the
Confirmation Order, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy
Code), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                           (v) the Plan does not provide for the liquidation of
all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization;

                           (vi) all Interests shall be terminated effective upon
the Effective Date; and

                           (vii) the Bankruptcy Court shall have determined that
the New Common Stock and the Warrants issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities
Act of 1933 pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code.


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
I.       WAIVER OF CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

         The conditions set forth in Sections 12.1 and 12.2 of the Plan may be waived by the Debtors in their sole discretion, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

J.       RETENTION OF JURISDICTION

         Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, (a) to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to the holders of such Claims; (b) to determine any and all pending adversary proceedings, applications and contested matters; (c) to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan; (d) to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim, in whole or in part; (e) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated; (f) to issue orders in aid of execution, implementation or consummation of the Plan;
(g) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order; (h) to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; (i) to


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
determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto; (j) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan; (k) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located; (l) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (m) to hear any other matter not inconsistent with the Bankruptcy Code; (n) to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date; and (o) to enter a final decree closing the Chapter 11 Cases.

         XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords holders of Claims and holders of Interests the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders.

         If the Plan is not confirmed, however, the theoretical alternatives include (a) continuation of the pending Chapter 11 Cases, (b) an alternative plan or plans of reorganization, or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.       CONTINUATION OF THE CHAPTER 11 CASES

         If the Debtors remain in chapter 11, the Debtors could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted chapter 11 cases. The Debtors could have difficulty sustaining the high costs, and the erosion of market confidence, which may be caused if the Debtors remain chapter 11 debtors-in-reorganization.


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
Ultimately, the Debtors (or other parties in interest) could propose another plan or liquidate under chapter 7.

B.       ALTERNATIVE PLANS OF REORGANIZATION

         If the Plan is not confirmed, the Debtors, or, if the Bankruptcy Court did not grant further extensions of the Debtors' exclusive period in which to solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, an orderly liquidation of their assets, or a combination of both.

C.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

         If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against the Debtors.

         The Debtors believe that in liquidation under chapter 7, before creditors receive any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the estate. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors' operations and the failure to realize the greater going concern value of the Debtors' assets.

         The Debtors may also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed.

Any distribution to the holders of claims under a chapter 11 liquidation plan probably would be delayed substantially.

         The Debtors' liquidation analysis, prepared with their accountants and financial advisors, is premised upon a liquidation in a chapter 7 case and is annexed as Appendix D to this Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests.

         The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of Claims and holders of Interests as great a realization potential as does the Plan.

                            XIII. VOTING REQUIREMENTS

         On [____________], 1998, the Bankruptcy Court entered the Procedures Order, among other things, approving this Disclosure Statement, setting voting procedures and scheduling the hearing on confirmation of the Plan. A copy of the notice of the Confirmation Hearing is enclosed with this Disclosure Statement. The Notice of the Confirmation Hearing sets forth in detail, among other things, the voting deadlines and objection deadlines. The Notice of Confirmation Hearing and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

         If you have any questions about (i) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received,
(ii) the amount of your Claim, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                             WR Gruber & Associates
                              8520 East Kemper Road
                                     Suite 8

                             Cincinnati, Ohio 45249
                                 (513) 247-0050

         The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the dissent of one or more such Classes, (b) the Plan is "feasible," which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the "best interests" of all holders of Claims, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all the Classes of impaired Claims against and impaired Interests in the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against, and Interests in, the Debtors. These statutory conditions to confirmation are discussed above.

                  SPECIAL NOTE FOR HOLDERS OF PREPETITION NOTES

         At the close of business on the Record Date, the fifth (5th) Business Day following the Confirmation Date, the transfer ledgers of the indenture trustees, agents and servicers of the Prepetition Notes shall be closed, and there shall be no further changes in the record holders of the Prepetition Notes. The Reorganized Debtors and the indenture trustees, agents and servicers for such Prepetition Notes and the Disbursing Agent shall have no obligation


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
to recognize any transfer of such Prepetition Notes occurring after the Record Date. The Reorganized Debtors and the indenture trustees, agents and servicers for such Prepetition Notes and the Disbursing Agent shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

         On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim on account of Prepetition Notes (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an indenture or other agreement, the respective indenture trustee, agent or servicer, as the case may be, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, prior to the fifth (5th) anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

         Prior to any distribution on account of any Prepetition Notes, the indenture trustee, agent or servicer of the Prepetition Notes shall (a) inform the Disbursing Agent as to the amount of properly surrendered Prepetition Notes and (b) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable, of the names of the holders of Prepetition Notes with Allowed Class 5 General Unsecured Claims and denominations of Warrants to be issued and distributed to or on behalf of such holders of Allowed Class 5 General Unsecured Claims in exchange for properly surrendered Prepetition Notes.

         UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.       PARTIES IN INTEREST ENTITLED TO VOTE

         Under section 1124 of the Bankruptcy Code, a class of claims is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is "allowed," which means generally that no party in interest has objected to such claims or interest, and (b) the claim or interest is impaired by the Plan. If the holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent and need not solicit such holder's vote.

         The holder of a Claim against the Debtors that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if (a) the Plan provides a distribution in respect of such Claim, and (b)(i) the Claim has been scheduled by the Debtors (and such claim is not scheduled as disputed, contingent or unliquidated), or (ii) it has filed a proof of claim on or before the bar date applicable to such holder, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Bankruptcy Rules 3003 and 3018. Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Bankruptcy Court, pursuant to Bankruptcy Rule 3018(a), upon application of the holder of the Claim with respect to which there has been objection, temporarily allows the Claim in an amount that


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
the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan.

         A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Procedures Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

B.       CLASSES IMPAIRED UNDER THE PLAN

         The Class 2 Prepetition Credit Facility Claims and Class 5 General Unsecured Claims are Impaired under, and entitled to vote on, the Plan. Class 6 Subordinated Securities Claims and Class 7 Interests also Impaired under the Plan but, because the holders of such Claims and Interests will not receive a distribution under the Plan, are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and their votes will not be solicited.

         All other classes of Claims are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plan and their votes to accept or to reject the Plan will not be solicited. Acceptances of the Plan are being solicited only from those who hold Claims in an Impaired Class whose members will receive a distribution under the Plan.

                                 XIV. CONCLUSION

         [This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit holders of Claims and holders of Interests to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.]

A.       HEARING ON AND OBJECTIONS TO CONFIRMATION

         1.       Confirmation Hearing

         The hearing on confirmation of the Plan has been scheduled for December 9, 1998. Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the

Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

         2.       Date Set for Filing Objections to Confirmation

         The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Notice of the Confirmation Hearing has been set for [_____________, 1998, at 4:00 p.m.
(EST).] A copy of that Notice has been transmitted with this Disclosure
Statement.

B.       RECOMMENDATION

         The Plan provides for an equitable and early distribution to creditors and Prepetition Note holders, and preserves the jobs of the Debtors' employees. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, as well as the loss of jobs by most of the Debtors' employees. Moreover, the Debtors believe that their creditors and equity security holders will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated:    Wilmington, Delaware
          September 30, 1998

                                        Respectfully submitted,

                                        FPA MEDICAL MANAGEMENT, INC., AND ITS
                                        SUBSIDIARIES AND AFFILIATES WHO ARE ALSO
                                        DEBTORS AND DEBTORS-IN-POSSESSION IN THE
                                        CHAPTER 11 CASES

                                        By:_____________________________________

                                        Its:____________________________________

SKADDEN, ARPS, SLATE, MEAGHER & FLOM
  (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois  60606-1285

         John Wm. Butler, Jr.
         J. Eric Ivester
         J. Gregory St. Clair

                        - and -

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
One Rodney Square
Wilmington, Delaware  19899

By:  _______________________________
     Gregg M. Galardi

ATTORNEYS FOR FPA MEDICAL MANAGEMENT, INC.
AND ITS SUBSIDIARIES AND AFFILIATES WHO ARE
ALSO DEBTORS AND DEBTORS-IN-POSSESSION
IN THE CHAPTER 11 CASES

                                                                      APPENDIX A

                         JOINT PLAN OF REORGANIZATION OF
                        FPA MEDICAL MANAGEMENT, INC. AND
                         ITS SUBSIDIARIES AND AFFILIATES

                                                                      APPENDIX B

                CHARTS DEPICTING PREPETITION CORPORATE STRUCTURE
                     OF FPA, ITS SUBSIDIARIES AND AFFILIATES
                     INCLUDING THE PROFESSIONAL CORPORATIONS

                                    TO FOLLOW

                                                                      APPENDIX C

               FPA'S 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 1997
              AND 10-Q FOR THE FISCAL QUARTER ENDED MARCH 31, 1998

                                    TO FOLLOW

                                                                      APPENDIX D

                              LIQUIDATION ANALYSIS

                                    TO FOLLOW

                                                                      APPENDIX E

                         PRO FORMA FINANCIAL PROJECTIONS

                                    TO FOLLOW

                                                                      APPENDIX F

                         LIST OF COMBINING TRANSACTIONS

                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE